Exhibit 2.1



                           STOCK PURCHASE AGREEMENT

                                  dated as of

                                March 25, 1996

                                    between

                             Melville Corporation

                                      and

                        Consolidated Stores Corporation

                       relating to the purchase and sale

                                      of

                           100% of the Common Stock

                                      of

                             Kay-Bee Center, Inc.



                               TABLE OF CONTENTS


                                   ARTICLE 1

                                  DEFINITIONS

      1.1  Definitions.....................................................  1


                                   ARTICLE 2

                               PURCHASE AND SALE

      2.1   Purchase and Sale.............................................. 11
      2.2   Closing........................................................ 11
      2.3   Closing Balance Sheet.......................................... 12
      2.4   Adjustment of Purchase Price................................... 14


                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      3.1   Corporate Existence and Power.................................. 15
      3.2   Corporate Authorization........................................ 15
      3.3   Governmental Authorization..................................... 15
      3.4   Non-Contravention.............................................. 15
      3.5   Capitalization................................................. 16
      3.6   Subsidiaries................................................... 16
      3.7   Financial Statements........................................... 17
      3.8   Absence of Certain Changes..................................... 17
      3.9   No Undisclosed Material Liabilities............................ 20
      3.10  Labor Matters.................................................. 20
      3.11  Material Contracts............................................. 21
      3.12  Litigation..................................................... 23
      3.13  Compliance with Laws and Court Orders.......................... 24
      3.14  Leases......................................................... 24
      3.15  Properties..................................................... 24
      3.16  ERISA Representations.......................................... 25
      3.17  Environmental Matters.......................................... 25
      3.18  Intellectual Property.......................................... 26
      3.19  Insurance Coverage............................................. 28
      3.20  Licenses and Permits........................................... 29
      3.21  Fixed Assets................................................... 29
      3.22  Finders' Fees.................................................. 30
      3.23  Accounts....................................................... 30


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      4.1   Corporate Existence and Power.................................. 30
      4.2   Corporate Authorization........................................ 30
      4.3   Governmental Authorization..................................... 31
      4.4   Non-Contravention.............................................. 31
      4.5   Financing...................................................... 31
      4.6   Purchase for Investment........................................ 32
      4.7   Litigation..................................................... 32
      4.8   Finders' Fees.................................................. 32
      4.9   Net Worth...................................................... 32


                                   ARTICLE 5

                              COVENANTS OF SELLER

      5.1   Conduct of the Company......................................... 32
      5.2   Access to Information.......................................... 34
      5.3   Notices of Certain Events...................................... 34
      5.4   Resignations................................................... 35
      5.5   Intercompany Accounts and Agreements........................... 35
      5.6   Store Openings, Remodelings and Relocations.................... 35
      5.7   Other Offers................................................... 35
      5.8   Risk of Loss................................................... 36
      5.9   Confidentiality................................................ 36
      5.10  Accounts....................................................... 37
      5.11  No Solicitation or Employment.................................. 37
      5.12  Books and Records; Personnel................................... 37
      5.13  Use of Certain Names and Marks................................. 37


                                   ARTICLE 6

                              COVENANTS OF BUYER

      6.1   Confidentiality................................................ 38
      6.2   Access......................................................... 39
      6.3   Notices of Certain Events...................................... 39
      6.4   Assumption of Leases........................................... 39
      6.5   Financing...................................................... 40


                                   ARTICLE 7

                         COVENANTS OF BUYER AND SELLER

      7.1   Reasonable Best Efforts........................................ 40
      7.2   Certain Filings................................................ 40
      7.3   Public Announcements........................................... 41
      7.4   Certain Matters Relating to Lease Consents..................... 41
      7.5   Designated Closed Store Leases and Excluded Subsidiaries....... 45
      7.6   Reimbursement by the Parties................................... 45
      7.7   Information.................................................... 45
      7.8   Litigation..................................................... 45
      7.9   Guarantees..................................................... 46
      7.10  Material Contracts............................................. 47

                                   ARTICLE 8

                                  TAX MATTERS


      8.1   Tax Representations............................................ 47
      8.2   Tax Covenants.................................................. 48
      8.3   Termination of Existing Tax Sharing Agreements................. 54
      8.4   Cooperation on Tax Matters..................................... 54
      8.5   Indemnification by Seller...................................... 55
      8.6   Indemnification by Buyer....................................... 56
      8.7   Miscellaneous Tax Matters...................................... 57


                                   ARTICLE 9

                        EMPLOYEES AND EMPLOYEE BENEFITS

      9.1   Employees...................................................... 57
      9.2   Qualified Plans................................................ 57
      9.3   Other Employee Plans and Benefit Arrangements.................. 59
      9.4   Insurance Coverage............................................. 60
      9.5   Third Party Beneficiaries...................................... 61


                                  ARTICLE 10

                             CONDITIONS TO CLOSING

      10.1  Conditions to Obligations of Buyer and Seller.................. 62
      10.2  Conditions to Obligation of Buyer.............................. 62
      10.3  Conditions to Obligation of Seller............................. 63


                                  ARTICLE 11

                           SURVIVAL; INDEMNIFICATION

      11.1  Survival....................................................... 64
      11.2  Indemnification................................................ 64
      11.3  Lease Indemnity................................................ 65
      11.4  Procedures; Exclusivity........................................ 65
      11.5  Limitation of Indemnification.................................. 66
      11.6  No Circular Recovery........................................... 67


                                  ARTICLE 12

                                  TERMINATION

      12.1  Grounds for Termination........................................ 67
      12.2  Effect of Termination.......................................... 68
      12.3  Termination Fee................................................ 69


                                  ARTICLE 13

                                 MISCELLANEOUS

      13.1  Notices........................................................ 69
      13.2  Amendments and Waivers......................................... 70
      13.3  Expenses....................................................... 71
      13.4  Successors and Assigns......................................... 71
      13.5  Governing Law.................................................. 71
      13.6  Jurisdiction................................................... 71
      13.7  Counterparts; Effectiveness.................................... 72
      13.8  Third Party Beneficiaries...................................... 72
      13.9  Entire Agreement............................................... 72
      13.10 Validity of Provisions......................................... 72
      13.11 Section Headings............................................... 72
      13.12 Force Majeure.................................................. 72
      13.13 Further Assurances............................................. 73


                                   EXHIBITS

Exhibit A         Senior Subordinated Note Term Sheet
Exhibit B         Opinion Items to be Covered by Counsel of Melville
                  Corporation
Exhibit C         Opinion Items to be Covered by Counsel of Consolidated
                  Stores Corporation


                                   SCHEDULES

Schedule 2.3       Calculation of Net Book Value
Schedule 3.6       Subsidiaries
Schedule 3.8       Absence of Certain Changes
Schedule 3.9       Undisclosed Material Liabilities
Schedule 3.10      Labor Matters
Schedule 3.11      Material Contracts
Schedule 3.12      Litigation
Schedule 3.14      Leases
Schedule 3.15      Liens
Schedule 3.16      Employees Plans and Benefits Arrangements
Schedule 3.17      Environmental Matters
Schedule 3.18      Company Intellectual Property Rights
Schedule 3.19      Insurance Coverage
Schedule 3.20      Licenses and Permits
Schedule 3.23      Accounts
Schedule 5.1       Conduct of the Company
Schedule 5.6       Store Openings, Remodelings and Relocations
Schedule 7.4       Designated Month-to-Month Leases
Schedule 7.5       Designated Closed Store Leases and Excluded
                     Subsidiaries
Schedule 8.1       Tax Matters



                           STOCK PURCHASE AGREEMENT


            AGREEMENT dated as of March 25, 1996 (the "Agreement") between Consolidated Stores Corporation, a Delaware corporation ("Buyer"), and Melville Corporation, a New York corporation ("Seller").

            WHEREAS, Seller is the owner of 10 shares of common stock (the "Shares") of Kay-Bee Center, Inc., a California corporation (the "Company"), constituting one hundred percent of the issued and outstanding capital stock of the Company;

            WHEREAS, the Company is the owner of 100 shares of common stock of Southdale Kay-Bee Toy, Inc., a Minnesota corporation ("Southdale"), constituting one hundred percent of the issued and outstanding capital stock of Southdale;

            WHEREAS, Southdale is the owner of 100 shares of common stock of Mall of America Kay-Bee Toy, Inc., a Minnesota corporation ("Mall of America"), constituting one hundred percent of the issued and outstanding capital stock of Mall of America;

            WHEREAS, Mall of America is the owner of (i) 100 shares of common stock of CW Kay-Bee, Inc., a New York corporation ("CW Kay-Bee"), constituting one hundred percent of the issued and outstanding capital stock of CW Kay-Bee,
(ii) 100 shares of common stock of K&K Kay-Bee, Inc., a Virginia corporation ("K&K Kay-Bee"), constituting one hundred percent of the issued and outstanding capital stock of K&K Kay-Bee, (iii) one hundred percent of the issued and outstanding capital stock of Kay-Bee Toy & Hobby Shops, Inc., a Massachusetts corporation ("Toy & Hobby"), and (iv) one hundred percent of the issued and outstanding capital stock of certain other corporations disclosed in Schedule 3.6 hereto.

            WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, upon the terms and subject to the conditions hereinafter set forth.

            NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, together with the mutual covenants hereinafter contained, Buyer and Seller hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

            1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller.

            "Balance Sheet" means the consolidated balance sheet of the Company, the Subsidiaries and the Excluded Subsidiaries as at December 31, 1995.

            "Balance Sheet Date" means December 31, 1995.

            "Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by the Seller or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company or any Subsidiary.

            "Business" means the business of the Company and the Subsidiaries as such business is currently conducted on the date hereof.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

            "Buyer's 401(k) Plan" means the Consolidated Stores Corporation 401(k) Savings Plan and Trust Agreement, a retirement plan tax-qualified under Sections 401(a) and 401(k) of the Code.

            "Charter" means, with respect to any juridical Person, the certificate or articles of incorporation, or other analogous organizational or constituent documents of such Person (including, in the case of a partnership, such partnership's partnership agreement, or in the case of a limited liability company, such limited liability company's limited liability company agreement).

            "Closed Store Lease" means each real property lease or sublease disclosed in Schedule 7.5.

            "Closing Balance Sheet" means a consolidated balance sheet of the Company and the Subsidiaries as at the close of business on the Closing Date, together with the notes thereto.

            "Closing Date" means the date of the Closing.

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Common Stock" means the Common Stock, no par value per share, of the Company.

            "Contribution" means, with respect to any Lease, the "adjusted contribution A" of the Store that is the subject of such Lease for the fiscal year ended December 31, 1995, as reflected in the 1995 Revised Stores Profit and Loss Statement of the Company and the Subsidiaries previously delivered to Buyer.

            "CSC Ohio" means Consolidated Stores Corporation, an Ohio corporation and a wholly owned subsidiary of Buyer.

            "Designated Closed Store Lease" means each Closed Store Lease to which the Company or a Subsidiary (other than an Excluded Subsidiary) is a party.

            "Designated Month-to-Month Leases" means the month-to-month leases disclosed in Schedule 7.4.

            "Distribution Center Leases" means (i) the lease dated as of December 30, 1986, as amended, between Toy & Hobby, as lessee, and Mt. Pocono Associates, a New York general partnership, as lessor, relating to the distribution center located in Mt. Pocono, Pennsylvania and (ii) the lease dated as of February 21, 1985 between Toy & Hobby, as lessee, and Danville Associates, a New York general partnership, as lessor, relating to the distribution center located in Danville, Kentucky.

            "Distribution Centers" means the distribution centers of the Company and the Subsidiaries located in (i) Mt. Pocono, Pennsylvania, (ii) Danville, Kentucky, (iii) Pittsfield, Massachusetts and (iv) Glendale, Arizona, each of which individually is referred to as a Distribution Center.

            "Effective Rent" means, with respect to any Lease, the Original Minimum Rent of such Lease plus the Original Percentage Rent of such Lease.

            "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Seller or any of its ERISA Affiliate and (iii) covers any employee or former employee of the Company or any Subsidiary.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances and rules as in effect on the Closing Date, relating to protection of the environment or to the effect on the environment of any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, or any successor statute, and the rules and regulations promulgated thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, in each case, as from time to time amended and then in effect.

            "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

            "Escrow Agent" means The Bank of New York, or such other party as may be mutually agreed by Buyer and Seller.

            "Escrow Agreement" means an escrow agreement in form and substance reasonably satisfactory to Buyer, Seller and the Escrow Agent, containing terms and conditions which are customary for such agreements.

            "Estimated Net Book Value" means $322,513,000.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Excluded Subsidiary" means each subsidiary of the Company disclosed in Schedule 7.5.

            "Facility Leases" means the Distribution Center Leases, the Headquarters Leases and the Regional Office Leases.

            "Final Net Book Value" means Net Book Value (i) as shown in the calculation delivered pursuant to Section 2.3(a), if no notice of disagreement with respect thereto is delivered pursuant to Section 2.3(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.3(c) or (B) in the absence of such agreement, as shown in the Independent Accountant's calculation delivered pursuant to Section 2.3(c); provided that in no event shall Final Net Book Value be less than the calculation of Net Book Value set forth in the notice delivered by Buyer pursuant to Section 2.3(b) or more than the calculation of Net Book Value delivered by Seller pursuant to Section 2.3(a).

            "Hazardous Substances" means any pollutant, contaminant, waste or chemical or otherwise hazardous material, substance or waste which is regulated under any Environmental Law.

            "Headquarters Leases" means (i) the lease dated as of April 7, 1987 between Toy & Hobby, as lessee, and Pittsfield Mass Associates, a New York general partnership, as lessor, relating to certain office space located at 100 West Street, Pittsfield, Massachusetts, (ii) the lease dated as of August 15, 1990 between Kay-Bee Toy Stores, Inc., as lessee, and Scarafoni Realty as assignee of Bank of Boston, as landlord, relating to certain office space located at 5-7 North Street, Pittsfield, Massachusetts, which is presently being occupied on a month-by-month basis, (iii) the sublease dated November 30, 1995 between Toy & Hobby, as sublessee, and Keane, Inc., a Massachusetts corporation, as sublessor, relating to certain office space located at 877 South Street, Pittsfield, Massachusetts, (iv) the lease dated January 1, 1996 between Toy & Hobby, as lessee, and The Geary Corporation, a Massachusetts corporation, as lessor, relating to certain office space at 877 South Street, Pittsfield, Massachusetts and (v) a lease dated December 7, 1995 between Kay Bee Toys, as lessee, and Greylock Mills, as lessor, relating to certain office space at 7 Hoosac Street, Adams, Massachusetts.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Income Tax" means any Tax which is, in whole or in part, based on or measured by income or gains, including the Michigan Single Business Tax.

            "Independent Accountants" means a nationally recognized independent accounting firm chosen by, and mutually acceptable to, both Buyer and Seller.

            "Indianapolis Lease" means the lease dated as of January 27, 1976 between CW Kay-Bee, as successor by merger to Circus World Toy Stores, Inc. and assignee of J.C. Penney Company, Inc., as tenant, and Rauenhorst Corporation to whose right, title and interest Opus Corporation has succeeded, as landlord, relating to the property having a street address of 8001-8003 Woodland Drive, Indianapolis, Indiana.

            "Intellectual Property Right" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

            "Inventory Firms" means RGIS or any other firm or firms of inventory specialists chosen by, and mutually acceptable to, both Buyer and Seller.

            "Lease" means each real property lease, sublease or month-to-month tenancy arrangement to which the Company or any Subsidiary is a party, other than a Closed Store Lease or Facility Lease.

            "Lease Book Value" means, with respect to any Lease, the net book value of the fixed assets of the Store that is the subject of such Lease, as reasonably determined by Buyer on a basis consistent with Seller's past practices as used in connection with the preparation of the Balance Sheet.

            "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

            "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of such Person and its Subsidiaries, taken as whole.

            "Miscellaneous Taxes" means all Taxes other than Income Taxes and Transfer Taxes.

            "MRC" means Melville Realty Company, Inc., a New York corporation.

            "Multiemployer Plan" means a multiemployer plan, as defined in
Section 3(37) of ERISA.

            "Net Book Value" means the amount resulting from the calculation set forth in Schedule 2.3 pursuant to the provisions of Section 2.3.

            "New Store Lease" means a Lease entered into after January 1, 1995.

            "Note" means a senior subordinated note of CSC Ohio in the principal amount of $100 million, containing the terms and conditions set forth in Exhibit A and such other terms and conditions as may be mutually agreed by Buyer and Seller.

            "Operating Loss Adjustment" means an amount equal to (i) the number of days from and including May 5, 1996 to and including the Closing Date multiplied by (ii) $128,678.

            "Original Minimum Rent" means, with respect to any Lease, the amount provided for by such Lease as minimum, base or other fixed amount of rent.

            "Original Percentage Rent" means, with respect to any Lease, the amount of percentage rent provided for by such Lease, calculated in accordance with the percentages and breakpoints provided for in such Lease, for (i) the most recent 12-month period ending prior to the Closing Date or (ii) such other period as is specifically provided for in such Lease.

            "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Post-Closing Tax Period" means any Tax period ending after the Closing Date, excluding the portion, if any, of such Tax period up to and including the Closing Date.

            "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; provided that if a Tax period ending after the Closing Date contains any days which fall prior to or on the Closing Date, any portion of such Tax period up to or including the Closing Date shall also be included in the Pre-Closing Tax Period.

            "Reference Rate" means a rate per annum equal to the reference rate from time to time of Morgan Guaranty Trust Company of New York.

            "Regional Offices" means, collectively, the regional offices of the Company and the Subsidiaries that are the subject of the Regional Office Leases, each of which individually is referred to as a Regional Office.

            "Regional Office Leases" means (i) the lease agreement dated January 10, 1996 between Kay Bee Toys, Inc., a Massachusetts corporation, as lessee, and P.S.P., Inc., as lessor, relating to certain office space at 2625 Sandy Plains Road, Suite 205, Marietta, Georgia, (ii) the lease agreement dated October 11, 1994 between Toy & Hobby, as lessee, and State of California Public Employees' Retirement System, an agency of the State of California, as lessor, relating to certain office space at 500 Park Boulevard, Suite 152C, Itasca, Illinois, (iii) the lease agreement dated July 18, 1995 between Toy & Hobby, as lessee, and Weteringweg Vastgoed B.V., as lessor, relating to certain office space at 6709 Ridge Road, Suite 200, Port Richey, Florida, (iv) the lease agreement dated 17 September, 1993 between Kay-Bee Toy Stores, Inc., a Massachusetts corporation, as lessee, and Carter-Crowley Properties, Inc., a Texas corporation, as lessor, as amended, relating to certain office space at the Concourse Office Park, Dallas, Texas, (v) the lease agreement dated November 15, 1994 between KayBee Toys, Inc., a Massachusetts corporation, as lessee, and L.A.T. Investment Corporation, a California corporation, as lessor, as amended, relating to certain office space at 5777 West Century Boulevard, Los Angeles, California, (vi) the lease agreement dated November
7, 1994 between Toy & Hobby, as lessee, and BTR Business Center, Inc., as lessor, relating to certain office space at 227 Gateway Drive, Bel Air, Maryland, and (vii) the lease agreement dated January 31, 1995 between Kay Bee Toys and Hobby Shop, Inc., as lessee, and Dr. Ki H. Oh, as lessor, relating to certain office space at 200 South 333rd Street, Federal Way, Washington.

            "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the environment.

            "Release Payment" means any payment required by any Landlord in connection with a Lease before delivery by such Landlord of its Consent with respect thereto, regardless of whether such payment is required pursuant to the terms of the applicable Lease or is otherwise required by such Landlord (including but not limited to any additional remodeling costs, transfer or assignment charges, administration fees and fees and expenses of counsel in connection therewith).

            "Rent Increase" means an increase in rent (including, if applicable, retroactive rent to the Closing Date); provided that an increase in rent shall not be deemed to be a Rent Increase unless either (i) the Original Minimum Rent is increased to an amount greater than the Effective Rent or (ii) the Original Percentage Rent is increased such that the amount that would have been payable under the applicable Lease for the most recent 12-month period ending prior to the Closing Date is greater than the Effective Rent payable under such Lease for such period.

            "Return" means any Tax return, statement, report or form.

            "Seller Group" means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state income or franchise Taxes, an affiliated, consolidated, combined, unitary or similar group of which Seller or any of its Affiliates is a member.

            "Seller's ESOP" means The Melville Corporation and Subsidiaries Employee Stock Ownership Plan.

            "Seller's 401(k) Profit Sharing Plan" means the 401(k) Profit Sharing Plan of Melville Corporation and Affiliated Companies.

            "Seller's Individual Account Plans" means the Seller's ESOP and the Seller's 401(k) Profit Sharing Plan.

            "Seller Subsidiary" means any Subsidiary of Seller other than the Company or any of its Subsidiaries.

            "Shares" means all of the outstanding shares of Common Stock of the Company.

            "Stores" means, collectively, the stores that are the subject of the Leases, each of which individually is referred to as a Store.

            "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified in this Agreement, any reference to a Subsidiary shall mean a Subsidiary of the Company; provided that no Excluded Subsidiary shall be considered to be a Subsidiary of the Company.

            "Tax" means any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any Subsidiary, payroll, employment, excise, severance, stamp, capital stock, occupation, property, windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty (including penalties for failures in connection with information returns), addition to tax or additional charges (including charges for failures in connection with information returns) imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority").

            "Tax Accountants" means a nationally recognized independent accounting firm chosen by, and mutually acceptable to, both Buyer and Seller.

            "Tax Loss" means any payment by Buyer, its Affiliates, or effective upon the Closing, the Company or any Subsidiary, of (i) an Income Tax of the Company or any Subsidiary with respect to any Pre-Closing Tax Period, (ii) a Transfer Tax in excess of the amount allocated to Buyer under
Section 8.2(e), (iii) a Miscellaneous Tax with respect to any Pre-Closing Tax Period, in excess of the amount reflected on the Closing Balance Sheet (adjusted as appropriate to reflect Final Net Book Value) for Miscellaneous Taxes, and (iv) any Tax as a result of Treasury Regulation Section 1.1502-6 or any similar federal, state, local or foreign law, rule or regulation, plus, in connection with each of (i), (ii), (iii) and (iv), any loss, cost and reasonable out-of-pocket expenses incurred by Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary as a result of any assertion, assessment or imposition by any Taxing Authority of any of the above-described types of Taxes.

            "Terminated Lease" means any Lease (i) the premises of which Buyer cannot take possession as of the Closing Date as a result of an injunction or restraining order concerning the sale of the Shares contemplated by this Agreement, provided that if such injunction or order is later lifted, such Lease will no longer be a Terminated Lease, unless such Lease becomes a Terminated Lease under another provision of this Agreement, (ii) the premises of which Buyer must vacate after the Closing Date as a result of (A) a final court order concerning the sale of the Shares pursuant to this Agreement for which all applicable appeal periods have expired and (B) a settlement concerning the sale of the Shares pursuant to this Agreement negotiated by Buyer with Landlord which requires Buyer to vacate such Store, provided that such settlement shall be subject to the prior approval of Seller, which approval shall not be unreasonably conditioned, delayed or withheld, or (iii) which Seller and Buyer at any time mutually agree is a Terminated Lease.

            "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

            Term                                            Section
            ----                                            -------

            Account Balance Transfer                        9.2(c)
            Acquisition Proposal                            5.7
            Allocation Statement                            8.2(a)
            Bridge Commitment Letter                        4.5
            Bridge Financing                                4.5
            Buyer's Benefit Plans                           9.4
            Cash Consideration                              2.1
            Closing                                         2.2
            Commitment Letter                               4.5
            Company Intellectual Property Rights            3.18(a)
            Company Securities                              3.5(b)
            Consent                                         7.4(a)
            Damages                                         11.2(a)
            Delivered Lease                                 7.4(a)
            Direct Rollover                                 9.2(a)
            Financing                                       4.5
            Indemnified Party                               11.4(a)
            Indemnifying Party                              11.4(a)
            Landlord                                        7.4(a)
            Loss                                            8.2(b)
            Permits                                         3.20
            Price Allocation                                8.2(a)
            Puerto Rico Subsidiary                          8.2(k)
            Purchase Price                                  2.1
            Section 338(h)(10) Election                     8.2(a)
            Section 1115 Authority                          8.2(k)
            Section 1115 Election                           8.2(k)
            Subsidiary Securities                           3.6(b)
            Tax Loss                                        8.5(a)
            Tax Packages                                    8.2(g)
            Transfer Taxes                                  8.2(e)
            Transferred Employees                           9.1
            Transition Period                               9.4

            (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender. All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.


                                   ARTICLE 2

                               PURCHASE AND SALE

            2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer or its designee and Buyer agrees to purchase, or cause its designee to purchase, from Seller, the Shares at the Closing. The purchase price for the Shares (the "Purchase Price") is (i) an amount in cash equal to $214,513,000 plus the Operating Loss Adjustment, if any (the "Cash Consideration") and (ii) the Note. The Purchase Price shall be paid as provided in Section 2.2, subject to adjustment as provided in Section 2.4.

            2.2 Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, at 10:00 a.m. on May 4, 1996, or at such other time or place as Buyer and Seller may agree. At the
Closing:

                  (i) Buyer shall, or shall cause its designee to, deliver to Seller (x) the Cash Consideration in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by written notice to Buyer to be made no later than two Business Days prior to the Closing Date, and (y) the Note.

                (ii) Seller shall deliver to Buyer or its designee certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and in form proper for transfer.

Notwithstanding the foregoing, if the Closing Date shall be a day other than a Business Day, on the Business Day immediately preceding the Closing Date, (x) Buyer shall, or shall cause its designee to, deliver the Cash Consideration, in immediately available funds by wire transfer, and the Note to the Escrow Agent for deposit pursuant to the Escrow Agreement and (y) Seller shall deliver to the Escrow Agent certificates for the Shares accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and in form proper for transfer, for deposit pursuant to the Escrow Agreement. All funds deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to make the payment required by Section 2.2(i)(x). Any amounts remaining in the Escrow Account after the payment of such amount shall be paid by the Escrow Agent to Buyer or its designee, except as otherwise provided in the Escrow Agreement. The Note and the certificates for the Shares shall be distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement to satisfy the requirements of Sections 2.2(i)(y) and 2.2(ii), respectively. The fees and expenses of the Escrow Agent shall be borne by Buyer and Seller equally.

            2.3 Closing Balance Sheet. (a) Within 60 days after the Closing Date, Seller will cause to be prepared and delivered to Buyer the Closing Balance Sheet, together with an unqualified report of KPMG Peat Marwick thereon, and a certificate of Seller's Chief Financial Officer based on such Closing Balance Sheet setting forth the calculation of Net Book Value. The Closing Balance Sheet shall fairly present the consolidated financial position of Company and the Subsidiaries as of the close of business on the Closing
Date on a basis consistent with Seller's past practices as used in the preparation of the Balance Sheet, except that (i) inventory cost will be determined using the first-in first-out inventory cost method, (ii) a liability for the accrued vacation of Transferred Employees will be recorded and (iii) if the amount of net audit adjustments is in excess of $1 million, the amount of such excess shall be recorded as an asset or a liability, as the case may be. The cost of such KPMG Peat Marwick review and report shall be borne by Buyer and Seller equally. Commencing on the date three days prior to the Closing Date, the Inventory Firms shall conduct a wall-to-wall physical count of all owned inventory located at the stores, distribution centers and warehouses of the Company and the Subsidiaries. Buyer, Seller and their respective accountants shall have the opportunity to observe the physical count of the inventory. As promptly as practicable, but in no event later than 14 days following the Closing Date, the Inventory Firms shall deliver to Seller and Buyer their written reports setting forth the counted value of the inventory. The inventory reflected on the Closing Balance Sheet shall reflect the results of the physical count of the inventory by the Inventory Firms and shall be calculated in conformity with generally accepted accounting principles applied on a basis consistent with Seller's past practices as used in connection with the preparation of the Balance Sheet, except that inventory cost will be determined using the first-in first-out inventory cost method.
The cost of such Inventory Firms physical count and reports shall be borne by Buyer and Seller equally.

            (b) Buyer shall review the Closing Balance Sheet and the calculation of Net Book Value delivered pursuant to Section 2.3(a). In connection with such review, Deloitte & Touche and representatives of Buyer shall have the opportunity to review KPMG Peat Marwick's work papers. If Buyer disagrees with the calculation of Net Book Value delivered pursuant to
Section 2.3(a), Buyer may, within 20 Business Days after delivery of the documents referred to in Section 2.3(a), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of Net Book Value.

            (c)  If a notice of disagreement shall be delivered pursuant to
Section 2.3(b), Buyer and Seller shall, during the 20 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Net Book Value which amount shall not be less than the amount thereof shown in the calculation set forth in the notice delivered by Buyer pursuant to Section 2.3(b) nor more than the amount thereof shown in the calculation delivered by Seller pursuant to Section 2.3(a). If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountants promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Net Book Value and, in connection therewith, Buyer and Seller shall stipulate to the Independent Accountants the items or amounts in the Closing Balance Sheet or the calculation of Net Book Value which are in dispute. In making such calculation, the Independent Accountants shall consider only those items or amounts in the Closing Balance Sheet or the calculation of Net Book Value that have been stipulated by Buyer and Seller as in dispute. The Independent Accountants shall deliver to Buyer and Seller, as promptly as practicable, a written report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer if the difference between Final Net Book Value and the calculation of Net Book Value delivered pursuant to Section 2.3(b) is greater than the difference between Final Net Book Value and the calculation of Net Book Value delivered pursuant to Section 2.3(a), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

            (d) Buyer will cause the Company and each Subsidiary to cooperate with Seller and its agents in connection with the preparation of the Closing Balance Sheet and the calculation of Net Book Value pursuant to Section 2.3(a), including without limitation, (i) affording Seller and its agents prompt and reasonable access during normal business hours to the properties, books and records and employees of the Company and the Subsidiaries and (ii) permitting Seller to have a representative present at the Company or any Subsidiary during such time; provided that any such access or presence (x) does not unreasonably interfere with the normal conduct of the Business and
(y) is reasonably related to the preparation of the Closing Balance Sheet and the calculation of Net Book Value. Seller shall reimburse Buyer, the Company or any Subsidiary for the reasonable out-of-pocket expenses incurred by such Person in connection therewith.

            2.4 Adjustment of Purchase Price. (a) If Estimated Net Book Value exceeds Final Net Book Value, Seller shall pay to Buyer or its designee, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.4(b), the amount of such excess. If Final Net Book Value exceeds Estimated Net Book Value, Buyer shall, or shall cause its designee to, pay to Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.4(b), the amount of such excess.

            (b) Any payment pursuant to Section 2.4(a) shall be made at a mutually convenient time and place within five days after the Final Net Book Value has been determined by delivery by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to an account of the other party designated in writing by such other party. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at the Reference Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.


                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that, except as disclosed in any of the Schedules hereto:

            3.1 Corporate Existence and Power. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller and the Company as currently in effect.

            3.2 Corporate Authorization. The execution, delivery and performance by Seller of this Agreement are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

            3.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement require no approval, consent, waiver, authorization or other action by or in respect of, or filing, registration or recording with, any governmental body, agency, or official, except for (i) satisfaction of the requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act and (iii) any such approval, consent, waiver, authorization or other action or filing, registration or recording as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            3.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not and will not (i) violate the Charter or bylaws of Seller, the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any approval, consent, waiver, authorization or other action by, or filing, registration or recording with, any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a modification of the terms or conditions of any right or obligation to which the Company or any Subsidiary is entitled under, any agreement or other instrument (other than any Facility Lease or Lease) binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in the creation or imposition of any Lien on, or the forfeiture of, any asset of the Company or any Subsidiary, except, in the case of clauses (ii), (iii), and (iv), to the extent that any such violation, failure to obtain any such approval, consent, waiver, authorization or other action, default, right, modification, Lien or forfeiture would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            3.5 Capitalization. (a) The authorized capital stock of the Company consists of 100 shares of Common Stock, of which 10 shares are issued and outstanding.

            (b) The Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as disclosed in Section 3.5(a), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary (including but not limited to pursuant to any Charter or bylaw provision of the Company or any Subsidiary) to issue, repurchase, redeem or otherwise acquire, or make any payment in respect of, any Company Securities.

            (c) Seller is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

            3.6 Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Subsidiaries and their respective jurisdictions of incorporation, issued and outstanding capital stock or other voting securities or ownership interests and the owner of such outstanding capital stock or other voting securities or ownership interests are disclosed in Schedule 3.6. Seller has heretofore made available to Buyer true and complete copies of the Charter and bylaws of each Subsidiary as is currently in effect and as will be in effect immediately prior to the Closing.

            (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding capital stock or other voting securities or ownership interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary (including but not limited to pursuant to any Charter or bylaw provision of the Company or any Subsidiary) to issue, repurchase, redeem or otherwise acquire, or make any payment in respect of, any outstanding Subsidiary Securities.

            3.7 Financial Statements. The consolidated balance sheets of the Company, the Subsidiaries and the Excluded Subsidiaries as of December 31, 1993, December 31, 1994 and December 31, 1995 and the related consolidated statements of income and cash flows for each of the years ended December 31, 1993, December 31, 1994 and December 31, 1995, previously delivered to Buyer, present fairly, in all material respects, the consolidated financial position of the Company, the Subsidiaries and the Excluded Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis consistent with Seller's past practices. Notwithstanding the foregoing, such consolidated balance sheets do not reflect an accrual for straight-line rent.

            3.8 Absence of Certain Changes. Except as disclosed in Schedule 3.8, 5.1 or 5.6 or as contemplated by this Agreement (including but not limited to the provisions of Sections 5.1, 5.5, 5.6, 7.4, 7.5, 7.8 and 7.9), since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been:

                  (a) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Company, other than any resulting from or attributable to (i) the transactions contemplated by this Agreement and (ii) changes in general economic conditions that have not had a materially more adverse effect on the Company and the Subsidiaries, taken as a whole, than on similar retail businesses;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Shares, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary, other than any distribution in the ordinary course consistent with past practice or in connection with the repayment or cancellation of any intercompany debt, advance or other balance;

                  (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

                  (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, other than (i) any such indebtedness between the Company and any Subsidiary or between Subsidiaries and (ii) intercompany indebtedness between Seller and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand;

                  (e) any creation or assumption by the Company or any Subsidiary of any Lien on any asset, other than in the ordinary course of business consistent with past practices;

                  (f) any making of any loan, advance or capital contributions to or investment in any Person, other than (i) loans, advances or capital contributions to or investments between the Company and any Subsidiary or between Subsidiaries and (ii) intercompany indebtedness between Seller and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand;

                  (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would have a Material Adverse Effect on the Company;

                  (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or the Business (including the acquisition, disposition or lease of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries, taken as a whole, other than (i) transactions and commitments in the ordinary course of business consistent with past practices and (ii) those contemplated by this Agreement;

                  (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any change required by reason of a concurrent change in generally accepted accounting principles;

                  (j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer, employee, consultant or agent of the Company or any Subsidiary, or (iii) increase in compensation or other benefits paid or payable to any director, officer, employee, consultant or agent of the Company or any Subsidiary, except in each case in the ordinary course of business consistent with past practice and which have not had and would not have a Material Adverse Effect on the Company;

                  (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Subsidiary;

                  (l) any material capital expenditures, other than expenditures for repair and maintenance of Stores or the distribution centers and warehouses of the Company and the Subsidiaries in the ordinary course of business;

                  (m) any sale, transfer, license or other disposition of any Company Intellectual Property Rights, other than in the ordinary course of business;

                  (n)  any canceled or compromised debt or claim, other than
      (i) between the Company and any Subsidiary or between Subsidiaries and
      (ii) between the Seller and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand;

                  (o) any settlement of, or agreement to settle, any material claim, action, cause of action, suit, arbitration, proceeding or investigation, other than in connection with a Closed Store Lease; or

                  (p) any acquisition of capital stock of any Person or any assets material in amount and constituting a business, or any merger, consolidation or other business combination affecting the Company and the Subsidiaries or the entering into of an agreement for such an acquisition, merger, consolidation or other business combination.

            3.9  No Undisclosed Material Liabilities.   There are no
liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                  (i) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

                (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

               (iii)  liabilities disclosed in Schedule 3.9; and

                (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and the Subsidiaries, taken as a whole.

            3.10 Labor Matters. (a) The Company and the Subsidiaries have complied and are complying with all federal, state and local laws, rules, regulations and policies of a material nature respecting employment and employment practices (including but not limited to compensation for or termination of employment) and have not and are not engaged in any unfair labor practice or unlawful discriminatory act or any other act which violates in any material respect any of such laws, rules, regulations or policies. Except as disclosed in Schedules 3.10 and 3.12, there is no pending or, to the knowledge of the Seller, threatened charge or complaint by or against the Company or any Subsidiary before the Equal Employment Opportunity Commission, any other federal governmental authority relating to labor or employee matters or any similar state or local governmental authority, or any other charge or complaint pending between the Company or any Subsidiary, on the one hand, and any of their respective employees, on the other hand, except for charges and complaints with individual employees arising in the ordinary course of business that have not had and would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is a party to, or subject to, any collective bargaining or other similar agreement with any labor union or other similar association representing employees of the Company and the Subsidiaries, nor is any collective bargaining agreement currently being negotiated by Seller, the Company or any Subsidiary with respect to any employees of the Company or any Subsidiary, nor has any labor union within the last 12 months invoked the process of the National Labor Relations Board, or any similar state or local agency, seeking to represent any of the Company's or any Subsidiary's employees or demand recognition as the collective bargaining representative of any such employees, and, to the knowledge of Seller, no movement to designate a collective bargaining agent to represent any such employees, is being conducted or is threatened. No employee of Seller or any of its Affiliates devotes his or her business time primarily to the affairs of the Company or any Subsidiary.

            (b) Except as disclosed in Schedule 3.10, the employment by the Company or any Subsidiary of any individual (whether or not a party to a written employment agreement) is at-will and may be terminated for any reason whatsoever not inconsistent with applicable law without penalty or liability of any kind other than expenses or liabilities payable or reimbursable to such individuals (including but not limited to accrued vacation pay and severance payable pursuant to a Company severance policy) in the ordinary course of business consistent with Seller's past practices.

            (c) Neither the Company nor any Subsidiary maintains, participates in or is otherwise subject to any grievance procedure or other dispute resolution mechanism under which it is obligated to adjust or resolve employee grievances or complaints in a manner other than through the exercise of the Company's or any Subsidiary's own discretion.

            3.11 Material Contracts. (a) Except as disclosed in Schedule 3.11, neither the Company nor any Subsidiary is a party to or bound by:

                  (i) any lease or sublease (other than the Closed Store Leases, the Facility Leases and the Leases) for real or personal property held or used by the Company or any Subsidiary having an annual cost or capitalized lease obligation of $200,000 or more;

                (ii) any agreement for the purchase or other acquisition of goods, services, equipment, property or other assets that provides for annual payments by the Company and the Subsidiaries of $200,000 or more, other than purchase orders for inventory and other arrangements with suppliers entered into in the ordinary course of business;

               (iii) any sales, distribution or other similar agreement (including but not limited to any option) providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company and the Subsidiaries of $200,000 or more, other than sales, distribution or other similar agreements entered into in the ordinary course of business;

                (iv) any partnership, joint venture or other similar agreement or arrangement;

                 (v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property other than inventory (in either case, whether incurred, assumed, guaranteed or secured by any asset), other than (A) any such agreement between the Company and any Subsidiary or between Subsidiaries and (B) any such agreement between Seller and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand;

                (vi)  any license, franchise or similar agreement;

               (vii) any agency, dealer, sales representative, marketing or other similar agreement that provides for annual payments by the Company or any Subsidiary of $200,000 or more;

              (viii) any agreement (other than the Closed Store Leases, the Facility Leases and the Leases) that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

                (ix)  any agreement with (A) Seller or any of its Affiliates,
      (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or (D) any director or officer of Seller or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

                 (x) any agreement with any director or officer of the Company or any Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

                (xi) any employment or material consulting agreement and all other plans, agreements, arrangements or practices which provide compensation or benefits to any of the directors, officers or employees of the Company or any Subsidiary, other than any Employee Plan or Benefit Arrangement; or

               (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

            (b) Each agreement, commitment, arrangement, lease (other than the Closed Store Leases, the Facility Leases and the Leases) or plan disclosed in Schedule 3.11 is a valid and binding agreement of Seller, the Company or a Subsidiary, as the case may be, and is in full force and effect, and neither Seller, the Company nor any Subsidiary is nor, to the knowledge of Seller, is any other party thereto in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment. To the knowledge of Seller, no event has occurred or circumstance exists which with notice or lapse of time would constitute such a material default or breach, or permit termination, modification or acceleration by the Company, any Subsidiary or any other Person or would result in a loss of rights or the creation of any Lien under any such agreement, commitment, arrangement, lease or plan. Seller has heretofore delivered to Buyer true and complete copies of each of the agreements, commitments, arrangements, leases and plans disclosed in Schedule 3.11.

            3.12 Litigation. Except as disclosed in Schedule 3.12, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official.

            3.13 Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is in violation of, or has since January 1, 1995 violated, any applicable law, rule, regulation, judgement, injunction, order or decree, except for such violations as have not had and will not have individually or in the aggregate a Material Adverse Effect on the Company.

            3.14 Leases. (a) Except as disclosed in Schedule 3.14, Seller has given Buyer a true and complete copy of each Facility Lease and Lease (other than month-to-month tenancy arrangements), together with all amendments and modifications thereto, all of which Leases (including any month-to-month tenancy arrangements) are listed on Schedule 3.14. Except as disclosed in
Schedule 3.14, all of the Stores operated in the Business (other than Stores operated pursuant to month-to-month tenancy arrangements) are leased by the Company or a Subsidiary as lessee or sublessee and each Facility Lease and Lease (other than a month-to-month tenancy arrangement) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect. The Company and the Subsidiaries are not (and, to the knowledge of Seller, no other party is) in breach or default in any material respect under any Facility Lease or Lease, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute such a material breach or default by the Company or any Subsidiary thereunder, other than any breach or default resulting from the transactions contemplated by this Agreement.

            (b) As of the Closing Date, except as disclosed in Schedule 3.14, the Company and the Subsidiaries shall have paid to Landlord under each Facility Lease and Lease (other than a Terminated Lease) all monies then due and owing pursuant to the provisions of such Facility Lease or Lease and shall have fulfilled all material obligations required to be performed by the Company or any Subsidiary under such Facility Lease or Lease, except for obligations arising out of or resulting from the transactions contemplated by this Agreement.

            (c) Except as otherwise provided in any Facility Lease or Lease, neither the Company nor any Subsidiary is (i) subject to any continuous operating covenants or radius restrictions and (ii) obligated to remodel any of the premises subject to a Facility Lease or a Lease during the term of such Facility Lease or Lease.

            3.15 Properties. (a) The Company and the Subsidiaries have good and marketable title to, or in the case of leased property have valid leasehold interests in, all property, rights and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets is subject to any Liens, except:

                  (i)  Liens disclosed on the Balance Sheet;

                (ii)  Liens disclosed in Schedule 3.15;

               (iii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

                (iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property, rights or assets.

            (b) There are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of Seller threatened, which might materially detract from the value of such property, rights or assets or materially interfere with any present or intended use of any such property, rights or assets, other than any such developments affecting leased property, rights or assets resulting from the transactions contemplated by this Agreement.

            3.16 ERISA Representations. (a) Schedule 3.16 identifies each Employee Plan. Seller has furnished or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) together with related summary plan descriptions and the most recent annual report prepared in connection with any Employee Plan (Form 5500).

            (b)  Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that covers the applicable provisions of the Code added by the Tax Reform Act of 1986 and other subsequent legislation covered by applicable Internal Revenue Service procedures relating to such Employee Plans. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Employee Plan is a Title IV Plan or a Multiemployer Plan.

            (c) Schedule 3.16 identifies each Benefit Arrangement. Seller has furnished or made available to Buyer copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

            3.17  Environmental Matters.  Except as disclosed in Schedule 3.17,

                  (i) no notice, demand, request for information or complaint has been received by Seller, the Company or any Subsidiary and no penalty has been assessed against the Company or any Subsidiary with respect to any (A) alleged material violation by the Company or any Subsidiary of any Environmental Law, (B) alleged material failure by the Company or any Subsidiary to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of the Business or (C) alleged material liability of the Company or any Subsidiary as a potentially responsible party in connection with any site listed on the National Priorities List;

                (ii) the Company has not created any condition that requires remediation under Environmental Laws except for any such condition that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company;

               (iii) the Company and the Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

                (iv) the Company and the Subsidiaries have obtained all environmental, health and safety permits, licenses or approvals necessary for the operation of the Business, and all such permits, licenses or approvals are in good standing, and the Company and each Subsidiary is in compliance with all terms and conditions of such permits, licenses or approvals, except where the failure to obtain such permits, licenses or approvals, the failure of such permits, licenses or approvals to be in good standing or the failure to comply with such terms and conditions would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and

                  (v) none of the Company or the Subsidiaries or any of their respective currently owned or leased properties is subject to any on-going investigation, order, judicial or administrative proceeding, judgment, decree or settlement relating to (A) any Environmental Law (including, any liability thereunder), (B) any remediation activity or
      (C) any Release of Hazardous Substances, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            3.18 Intellectual Property. (a) Schedule 3.18 contains a list of all material Intellectual Property Rights owned or licensed by the Company or any Subsidiary ("Company Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered, including the respective registration numbers and registration dates, as well as the dates of any renewals filed in connection therewith; (iv) the jurisdictions in which an application for such issuance or registration has been filed with respect to such Intellectual Property Right, including the respective application numbers and filing dates; and (v) all licenses, sublicenses, consents and other agreements as to which the Company or any Subsidiary is a party, and pursuant to which any Person is authorized to use such Intellectual Property Right or which otherwise relates to any such Intellectual Property Rights, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and any advances, the term thereof and the territory covered thereby. Copies of all such licenses heretofore have been delivered to the Purchaser.

            (b) Except as disclosed in Schedule 3.18, all Company Intellectual Property Rights are owned solely by the Company or a Subsidiary or licensed to the Company or a Subsidiary under an exclusive perpetual license not requiring payment of any royalty or fee (other than in the case of licenses of software in the ordinary course of business and other than intercompany royalty fees). Except as disclosed in Schedule 3.18, there is no material license or other contractual obligation under which the Company or any Subsidiary is liable as licensor with respect to any Company Intellectual Property Rights and neither the Company nor any Subsidiary has granted any material license to any third party with respect to any Company Intellectual Property Rights. Except as disclosed in Schedule 3.18 and to the Seller's knowledge, the use or sale by the Company and the Subsidiaries of any products or services in the Business and use by the Company and the Subsidiaries of the Company Intellectual Property Rights does not infringe and has not infringed any rights of any third party, and no activity of any third party infringes upon the rights of the Company or any Subsidiary with respect to any of the Company Intellectual Property Rights. Except as disclosed in Schedule 3.18, no action alleging or relating to any such infringement against the rights of the Company or any Subsidiary or any third parties is currently pending or, to the knowledge of Seller, threatened.

            (c) (i) Each of the registrations obtained in connection with such Intellectual Property Rights as disclosed in Schedule 3.18 has been validly issued and remains in force; (ii) all filings required to have been made in order to maintain such registrations have been duly and timely made; and (iii) all fees required to have been paid in order to maintain such registrations have been duly and timely paid.

            (d) (i) Except as disclosed in Schedule 3.18, since January 1, 1995, neither the Company nor any Subsidiary has been a defendant in any unsettled action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person's Intellectual Property Rights by the Company or any Subsidiary, whether or not such claim of infringement involves the Company Intellectual Property Rights; and (ii) except as disclosed in Schedule 3.18, to the knowledge of Seller, neither the Company nor any Subsidiary has engaged in any activity which would amount to or give rise to any claim of an infringement of any other Person's Intellectual Property Rights.

            (e) (i) Except as disclosed in Schedule 3.18, since January 1, 1995, neither the Company or any Subsidiary has been a plaintiff in any unsettled action, suit, investigation or proceeding relating to any of the Company Intellectual Property Rights; and (ii) except as disclosed in Schedule 3.18, Seller has no knowledge of any continuing infringement or other unlawful use of any of the Company Intellectual Property Rights by any other Person.

            (f) Except as disclosed in Schedule 3.18 or the agreements referred to therein, no Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing or sale thereof by the Company or any Subsidiary to any Person.

            (g) Neither the Company nor any Subsidiary has entered into any agreement to indemnify any third party against any charge of infringement of any Intellectual Property Right, other than as may be provided in the agreements disclosed in Schedule 3.18.

            3.19 Insurance Coverage. All material properties of the Company and the Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and the Subsidiaries or are self-insured in amounts that are consistent with Seller's customary business practices. All insurance coverages required under the Leases and Facility Leases are in force under valid and currently effective insurance policies.
Schedule 3.19 contains a summary of all policies or binders of insurance by which the Company or any Subsidiary (or any risk of the Business) is insured (the "Insurance Policies") together with (i) the name of the insurer and the names of the principal insured and each named insured and (ii) the policy number and period of coverage, the type, scope (including an indication of whether the coverage is on a claims made, occurrence or other basis) and amounts (including a description of how deductibles, retentions, aggregates and retroactive premium adjustments or other loss-sharing arrangements are calculated and operate) of coverage. Seller has given Buyer access to true and complete copies of all Insurance Policies and fidelity bonds relating to the assets, Business, operations, employees, officers or directors of the Company and the Subsidiaries. Except as disclosed in Schedule 3.8, there is no claim by or on behalf of the Company or any Subsidiary pending under any of such Insurance Policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such Insurance Policies and bonds have been paid timely and Seller, the Company and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such Insurance Policies and bonds. The insurance currently maintained by Seller on behalf of the Company and the Subsidiaries provides coverage in kind and amount reasonably necessary to protect against the risks inherent or associated with the Business.

            3.20 Licenses and Permits. Schedule 3.20 contains a list of each material license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or Business (the "Permits") together with the name of the government agency or entity issuing such Permit. The Company and the Subsidiaries have been duly granted and continue to hold, and as of the Closing Date will hold, all Permits necessary for the conduct of the Business, except for such Permits the failure to hold would not have a Material Adverse Effect on the Company. Except as disclosed in Schedule 3.20, such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither Seller, the Company nor any Subsidiary has received written notice that any governmental authority or agency will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course of business any of the Permits, except for those Permits the revocation, rescission, modification or refusal to renew would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

            3.21 Fixed Assets. All of the Stores are equipped and complete with all fixtures, leasehold improvements, furnishings, machinery, equipment, signs and other tangible personal property reasonably necessary for the operation of the Stores in accordance with the Company's customary business practices. Such assets are in normal working condition consistent with their age and useful lives and shall be in the same condition on the Closing Date, subject to ordinary wear and tear and damage due to fire or other casualty.

            3.22 Finders' Fees. Except for Financo, Inc. and Morgan Stanley & Co. Incorporated whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Company, any Subsidiary or any Seller Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

            3.23 Accounts. Schedule 3.23 contains a list of each bank or similar account for the deposit of cash or securities maintained by or on behalf of the Company or any Subsidiary and the name of the bank or other financial institution, the account name and number, and the individuals with signing authority for such account.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that, except as disclosed in any of the Schedules hereto:

            4.1 Corporate Existence and Power. Each of Buyer and CSC Ohio is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

            4.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. The execution, delivery and performance by CSC Ohio of the Note are within the corporate powers of CSC Ohio and have been duly authorized by all necessary corporate action on the part of CSC Ohio. The Note, when issued and delivered at the Closing in accordance with the terms hereof, will constitute a valid and binding obligation of CSC Ohio enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

            4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by CSC Ohio require no approval, consent, waiver, authorization or other action by or in respect of, or filing, registration or recording with, any governmental body, agency or official except for (i) satisfaction of the requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act and (iii) any such approval, consent, waiver, authorization or other action or filing, registration or recording as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or CSC Ohio, as the case may be.

            4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by CSC Ohio of the Note do not and will not (i) violate the Charter or bylaws of Buyer or CSC Ohio, (ii) assuming compliance with the matters referred to in
Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) require any approval, consent, waiver, authorization or other action by, or filing, registration or recording with, any Person under, constitute a breach or default under, or give rise to any right or obligation of Buyer or to a modification of the terms or conditions of any right or obligation to which Buyer or CSC Ohio is entitled under, any agreement or other instrument binding upon Buyer or CSC Ohio, except to the extent that any such approval, consent, waiver, authorization or other action, default, right or modification would not individually or in the aggregate, have a Material Adverse Effect on Buyer or CSC Ohio, as the case may be.

            4.5 Financing. Buyer has received and delivered to Seller a letter from (i) PNC Bank, Ohio, National Association, (ii) National City Bank,
(iii) National City Bank, Columbus and (iv) Bank One Columbus, N.A. dated as of the date hereof (the "Commitment Letter"), with respect to debt financing (the "Financing") in an amount sufficient to enable Buyer or its designee to purchase the Shares and make any other payments to be made by Buyer or its designee under this Agreement. Buyer has also received and delivered to Seller a letter from Merrill Lynch Capital Corporation dated as of the date hereof (the "Bridge Commitment Letter"), with respect to bridge financing (the "Bridge Financing"). The terms and conditions of the Commitment Letter and the Bridge Commitment Letter have not been altered or amended in a manner that would have an adverse effect on Buyer's ability to perform its obligations under this Agreement and the Commitment Letter and the Bridge Commitment Letter remain in full force and effect (unless superseded by definitive documentation that would not have an adverse effect upon Buyer's ability to perform its obligations under this Agreement). As of the date hereof, Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letter or the Bridge Commitment Letter not being satisfied.

            4.6 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

            4.7 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or any of Buyer's Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect on Buyer or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and which has a substantial likelihood of success on the merits.

            4.8 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any Buyer Subsidiary who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

            4.9 Net Worth. As of February 3, 1996, the consolidated net worth of Buyer and its Subsidiaries was $389,564,000.


                                   ARTICLE 5

                              COVENANTS OF SELLER

            Seller agrees as follows:

            5.1 Conduct of the Company. Except as otherwise contemplated by this Agreement or disclosed in Schedule 5.1, from the date hereof until the Closing Date, Seller will cause the Company and the Subsidiaries to conduct the Business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, without the prior written consent of Buyer, Seller will not permit the Company or any Subsidiary to:

                  (i)  adopt or propose any change to its Charter or bylaws;

                (ii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

               (iii) sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practice;

                (iv) fail to maintain the Company's and the Subsidiaries' books and records in the ordinary course of business;

                  (v) fail to maintain in good repair, subject to ordinary wear and tear, the premises, fixtures, machinery, furniture and equipment of the Company and the Subsidiaries in a manner consistent with Seller's past practices;

                (vi) hire any new employee of the Company or any Subsidiary for an annual salary in excess of $50,000;

               (vii) except as provided by Sections 5.6 and 7.4, enter into, amend in any material respect, extend or terminate any Facility Lease or Lease or permit any renewal notice period or option to lapse with respect to any Facility Lease or Lease;

              (viii)  purchase or otherwise acquire any real property;

                (ix) make any significant decisions regarding merchandise markdowns or promotional activities, or any purchases of inventory in excess of $15 million (whether in one purchase transaction or a series of purchase transactions of the same or a similar type of inventory);

                  (x) make any material capital expenditures, other than expenditures for repair and maintenance of Stores or the distribution centers and warehouses of the Company and the Subsidiaries in the ordinary course of business;

                (xi) enter into any agreement with a vendor providing for payments to the Company or any Subsidiary in return for an exclusive arrangement with such vendor; or

               (xii)  agree or commit to do any of the foregoing.

            Seller will not, and will not permit the Company and its Subsidiaries to, (A) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (B) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

            5.2 Access to Information. From the date hereof until the Closing Date, Seller (i) will give, and will cause the Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors, prospective lenders and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of Seller relating to the Company and the Subsidiaries, (ii) will furnish, and will cause the Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors, prospective lenders and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request, including but not limited to (A) daily and weekly sales reports of the Company and the Subsidiaries currently prepared in the ordinary course of business, (B) unaudited monthly consolidated statements of income of the Company and the Subsidiaries prepared in conformity with Seller's past practices for internal use and (C) unaudited quarterly consolidated balance sheets and statements of income of the Company and the Subsidiaries prepared in conformity with Seller's past practices, and (iii) will instruct the employees, counsel and financial advisors of Seller, the Company and the Subsidiaries to cooperate with Buyer in its investigation of the Company and the Subsidiaries. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company or any Subsidiary relating to individual performance or evaluation records, medical histories or other information which in Seller's good faith opinion is sensitive or the disclosure of which could subject Seller to risk of liability.

            5.3 Notices of Certain Events. Seller shall promptly notify Buyer in writing of:

                  (i) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                (ii) any notice or other communication received from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement; and

                (iv) any development which would have a Material Adverse Effect on the Company and any breach of any representation or warranty of Seller contained in this Agreement; provided that no such disclosure shall be deemed to amend any Schedule or cure any such breach or provide an exception to any such representation or warranty.

            5.4 Resignations. Seller will deliver to Buyer the resignations of all officers and directors of the Company and each Subsidiary who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with the Company or any Subsidiary at or prior to the Closing Date.

            5.5 Intercompany Accounts and Agreements. As of the Closing, no intercompany accounts reflecting intercompany transactions between Seller and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, will be outstanding and any agreements relating to such intercompany accounts shall have been terminated.

            5.6 Store Openings, Remodelings and Relocations. To the extent reasonably in the control of Seller, the Company or any Subsidiary, Seller shall cause the Company and the Subsidiaries to proceed with the plans and preparations for new stores and the remodeling or relocation of certain existing Stores during calendar year 1996, in the locations and in conformity with the schedule of openings, remodelings and relocations and the budgets related thereto disclosed in Schedule 5.6. The terms and conditions of leases, agreements for the construction, build-out, remodeling or relocation shall, to the extent not otherwise agreed to as of the date hereof, be subject to the consent of Buyer, which consent shall not be unreasonably conditioned, delayed or withheld.

            5.7 Other Offers. From the date hereof until the Closing Date or termination hereof, Seller will not, and will cause the Company and the Subsidiaries and their respective directors, officers, employees and representatives not to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal or in any manner discuss, consider or accept any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a business combination involving the Company and the Subsidiaries or the acquisition of any equity interest in, or a material portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. Seller shall promptly notify Buyer of any Acquisition Proposal, which notice shall include the identity of all relevant parties thereto and the terms and conditions of such Acquisition Proposal, or any change in the terms and conditions of any such Acquisition Proposal, unless Seller is otherwise prohibited from disclosing the identity of such parties or the terms and conditions of such Acquisition Proposal pursuant to an existing contractual arrangement.

            5.8 Risk of Loss. The risk of loss of the assets of the Company and the Subsidiaries shall remain with Seller until the Closing Date. If any Store or any Distribution Center, as the case may be, is damaged by fire or other casualty prior to the Closing Date, Seller shall assign to Buyer (i) all insurance proceeds for such Store or such Distribution Center which relate to the assets of the Company and the Subsidiaries located at such Store or such Distribution Center and (ii) the business interruption insurance proceeds, if any, for such Store or such Distribution Center which are attributable to the period beginning on the Closing Date and continuing thereafter. To the extent the Company and the Subsidiaries are self-insured, Seller shall pay to Buyer that amount needed to restore the Store or the Distribution Center, as the case may be, and the assets of the Company and the Subsidiaries related to such Store or such Distribution Center to the same condition which such Store or such Distribution Center and such assets were in prior to such casualty; provided that to the extent any such amount is taken into account in connection with the preparation of the Closing Balance Sheet and the calculation of Net Book Value, Seller shall no longer be obligated to pay such amount to Buyer pursuant to this Section 5.8.

            5.9 Confidentiality. From and after the Closing Date, Seller and its Affiliates will hold in confidence and not use, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process of by other requirements of law (including but not limited to the rules and regulations of the Internal Revenue Service or any comparable foreign or state agency or authority), all confidential documents and information concerning the Company and the Subsidiaries (including information provided pursuant to Section 6.2), and all information relating to Buyer, as may be received from Buyer, except to the extent that such information can be shown to have been (i) in the case of information relating to Buyer, previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Buyer, the Company or any Subsidiary. Seller shall be liable for any breach by any such Person of such obligations. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

            5.10 Accounts. From the Closing Date, all monies and bank or similar accounts for the deposit of cash or securities maintained by or on behalf of the Company or any Subsidiary shall be held by, and accessible only to, the Company or such Subsidiary and the respective officers thereof.

            5.11 No Solicitation or Employment. Except as provided by applicable law, from the date hereof to the date two years after the Closing Date, neither Seller nor any of its Affiliates shall solicit to employ or employ any individual who is an employee of the Company or any Subsidiary on the date hereof, or at any time following the date hereof, and who on or prior to the Closing Date occupies a home office position (other than a secretarial or clerical position) or a management position, unless (i) such individual shall have been, or received notice that he or she will be, involuntarily terminated by the Company or any Subsidiary or (ii) at least six months shall have elapsed following the cessation of such individual's employment (other than as a result of involuntary termination) with Buyer or any of its Affiliates.

            5.12 Books and Records; Personnel. Seller acknowledges and agrees that from and after the Closing the Company will be entitled to own and possess, subject to the next succeeding sentence, all documents, books, records, agreements and financial data of any sort relating to the Company, the Subsidiaries or the Business. Seller agrees to deliver and cause its Affiliates to deliver, prior to the Closing, all such books and records in their possession to the Company or, to the extent such books and records are not readily separable from the books and records of Seller or any of its Affiliates relating to their businesses other than the Business, true and complete copies of such books and records.

            5.13 Use of Certain Names and Marks. Seller acknowledges and confirms that (i) from and after the Closing Date, neither Seller nor any of its Affiliates has or shall have any rights in the Company Intellectual Property Rights and (ii) neither Seller nor any of its Affiliates will contest the ownership or validity of any rights of Buyer or the Company in or to any of the Company Intellectual Property Rights, or registrations (or applications for registration) thereof. Neither Seller nor any of its Affiliates shall have any right, from and after the Closing Date, to use or exploit any of the Company Intellectual Property Rights, or any name confusingly similar thereto.



                                   ARTICLE 6

                              COVENANTS OF BUYER

            Buyer agrees that:

            6.1 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold in confidence and not use, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not to use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Subsidiary furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller, the Company or any Subsidiary and except that such Person may use such information for purposes relating to consummation of the transactions contemplated hereby; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to comply with the foregoing obligations. Buyer shall be liable for any breach by any such Person of such obligations. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller, the Company or any Subsidiary in connection with this Agreement that are subject to such confidence.

            6.2 Access. Buyer will cause CSC Ohio, the Company and each Subsidiary, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access during normal business hours to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access (i) does not unreasonably interfere with the normal conduct of the Business and (ii) is reasonably related to such matter (including but not limited to the preparation of any Tax Returns). Seller shall reimburse Buyer, CSC Ohio, the Company or any Subsidiary for the reasonable out-of-pocket expenses incurred by such Person in connection therewith.

            6.3 Notices of Certain Events. Buyer shall promptly notify Seller in writing of:

                  (i) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                (ii) any notice or other communication received from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.7 or that relate to the consummation of the transactions contemplated by this Agreement; and

                (iv) any development which would have a Material Adverse Effect on Buyer or which could reasonably be expected to have an adverse effect on the Financing and any breach of any representation or warranty of Buyer contained in this Agreement; provided that no such disclosure shall be deemed to amend any Schedule or cure any such breach or provide an exception to any such representation or warranty.

            6.4 Assumption of Leases. Buyer agrees to assume and pay, perform and discharge when due all liabilities and obligations arising under the Facility Leases and the Leases from and after the Closing Date.

            6.5 Financing. Buyer will use, and will cause CSC Ohio to use, their respective best efforts to obtain the Financing, including the Bridge Financing. In the event that any portion of the Financing or the Bridge Financing becomes unavailable, regardless of the reason therefor, Buyer will use, and will cause CSC Ohio to use, their respective best efforts to obtain alternative financing from other sources on and subject to substantially the same terms and conditions as the portion of the Financing or the Bridge Financing that has become unavailable. Buyer shall use, and shall cause CSC Ohio to use, their respective best efforts to (i) satisfy at or prior to the Closing Date all requirements of the agreements related to the Financing and the Bridge Financing (or any alternative financing) which are conditions to closing under such agreements and to drawing down the proceeds of the Financing and the Bridge Financing (or any such alternative financing), (ii) defend all lawsuits or other legal proceedings challenging such agreements related to the Financing or the Bridge Financing (or any alternative financing) or the consummation of the transactions contemplated thereby and
(iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby.


                                   ARTICLE 7

                         COVENANTS OF BUYER AND SELLER

            Buyer and Seller agree as follows:

            7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Buyer agrees to cause CSC Ohio to execute and deliver all documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Financing and the Bridge Financing.

            7.2 Certain Filings. (a) Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

            (b) Promptly upon execution and delivery of this Agreement, each of Seller and Buyer will prepare and file, or cause to be prepared and filed, with the appropriate governmental authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act. Each of Seller and Buyer will promptly provide all additional information requested, and take all other actions necessary or appropriate, to comply with notification requirements under the HSR Act and to cause the expiration of all waiting periods under the HSR Act.

            7.3 Public Announcements. Seller and Buyer agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the approval of the other, which approval shall not be unreasonably withheld, and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to receipt of such approval.

            7.4  Certain Matters Relating to Lease Consents.   (a)
If prior to the first anniversary of the Closing Date, neither Seller nor Buyer has received any written objection from a lessor or sublessor (a "Landlord") under a Lease for any Store indicating that a consent or other approval (a "Consent") of such Landlord is required under such Lease in connection with the sale of the Shares to Buyer pursuant to this Agreement, a Consent shall be deemed to have been delivered with respect to such Lease (a "Delivered Lease"). If prior thereto Seller, Buyer, the Company or any Subsidiary has received any such written objection from a Landlord, such Lease shall not be considered a Delivered Lease until (a) two years have elapsed from the Closing Date without the commencement of legal proceedings by such Landlord against Seller, Buyer, the Company or any Subsidiary resulting from the sale of the Shares to Buyer pursuant to this Agreement or (b) such Landlord withdraws its objections in writing or legal proceedings having been commenced within two years after the Closing Date are discontinued or otherwise resolved against such Landlord without further right of appeal on the part of such Landlord. If legal proceedings are commenced against Seller, Buyer, the Company or any Subsidiary regarding any such Consent within two years of the Closing Date, Buyer shall be responsible for defending such action and Buyer and Seller shall share equally the cost and expense of such defense. If legal proceedings are commenced against Seller, Buyer, the Company or any Subsidiary regarding any such Consent more than two years after the Closing Date, Buyer shall be responsible for defending such action at Buyer's sole cost and expense. Seller shall promptly forward to Buyer any written objection or other similar notice received by Seller from any Landlord.

            (b) For each Lease determined to be a Terminated Lease prior to the Closing Date, Seller's liability to Buyer for each such Terminated Lease shall, notwithstanding any provision of this Agreement to the contrary, be limited to the Lease Book Value and, in connection therewith, the Lease Book Value of such Terminated Lease shall be taken into account in calculating the Purchase Price pursuant to Section 2.01; provided that if Buyer cannot take possession of a Store as of the Closing Date as a result of an injunction or restraining order resulting from the sale of the Shares to Buyer pursuant to this Agreement and such injunction or order is later lifted, such Lease will no longer be a Terminated Lease and Buyer shall, within five Business Days after such injunction or order is lifted, pay in cash to Seller an amount equal to the Lease Book Value of such Lease.

            (c) For each Lease determined to be a Terminated Lease after the Closing Date, Seller shall, within five Business Days after Buyer has vacated the Store pertaining to such Terminated Lease, pay in cash to Buyer an amount equal to the Lease Book Value of such Terminated Lease; provided that, at such time as the aggregate Contribution of Leases determined to be Terminated Leases exceeds $5 million (including Leases with negative Contribution as a deduction therefrom), Seller shall, in respect of the Terminated Lease that caused the aggregate Contribution of Leases determined to be Terminated Leases to exceed $5 million and each subsequent Terminated Lease, within five Business Days after Buyer has vacated the Store pertaining to such Terminated Lease, pay in cash to Buyer an amount equal to 50% of the present value (applying a discount rate equal to the Reference Rate) of the Contribution of such Terminated Lease for the remainder of the current term of such Terminated Lease (including any option thereunder existing on the date hereof); and provided further that, at such time as the aggregate Contribution of Leases determined to be Terminated Leases exceeds $5 million (including Leases with negative Contribution as a deduction therefrom), Seller shall, within five Business Days after receipt of written notice of such event from Buyer, pay in cash to Buyer an additional amount equal to the difference between (i) the aggregate amount of payments previously made by Seller to Buyer in respect of the Lease Book Value of Terminated Leases and (ii) an amount equal to the sum of 50% of the present value (applying a discount rate equal to the Reference
Rate) of the Contribution of each such Terminated Lease for the remainder of the term of such Terminated Lease (including any option thereunder existing on the date hereof) in effect immediately prior to the termination of such Terminated Lease. Buyer and Seller agree that, for purposes of the calculation of any payment pursuant to this Section 7.4(c), (x) the Contribution of a Terminated Lease that is a New Store Lease shall be deemed to be equal to the Lease Book Value of such New Store Lease, (y) the Contribution of a Terminated Lease that is less than zero shall be deemed to be equal to zero and (z) the current term of a Terminated Lease that is a Designated Month-to-Month Lease shall be equal to five years.

            (d) (i) Except as otherwise provided in this Agreement, Buyer's only obligation with respect to a Terminated Lease which Buyer does not take possession of as of the Closing Date shall be to accept delivery of the inventory from the Store relating to such Terminated Lease; provided that the cost of shipping such inventory from the Store subject to the Terminated Lease to Buyer shall be shared equally by Seller and Buyer.

               (ii) Except as otherwise provided in this Agreement, Buyer's only obligations with respect to a Terminated Lease which Buyer must vacate on or after the Closing Date shall be (A) to remove the inventory from the Store relating to such Terminated Lease and (B) deliver possession of such Store to Landlord as soon as practicable, broom clean and in a condition substantially equivalent to the condition in which such Store was delivered to Buyer.
Seller shall be responsible for any other modifications to the Store required under the Terminated Lease, including restoration of the Store to its pre-lease condition and remedying conditions caused by vacating such Store, such as nail holes, screw holes, paint chips, scratches and dents.

            (e) If, at any time subsequent to the Closing Date, any Landlord provides as a condition to the delivery of a Consent with respect to the applicable Lease (other than a Delivered Lease) (i) a Release Payment or (ii) a Rent Increase, Seller shall, upon written notice thereof delivered to Seller by Buyer at any time within 30 days following the date Buyer, the Company or any Subsidiary enters into an agreement (including but not limited to any amendment to such Lease or a new lease which replaces such Lease) with such Landlord providing for such Release Payment or such Rent Increase, as the case may be, pay to Buyer in cash an amount equal to (x) in the case of a Release Payment, 50% of such Release Payment, or (y) in the case of a Rent Increase, 50% of the present value (applying a discount rate equal to the Reference
Rate) of the Rent Increase for the remainder of the current term of the applicable Lease; provided that, in the event of a Rent Increase resulting from an increase in the Original Percentage Rent, for purposes of the calculation in this clause (y), the amount of such Rent Increase shall be deemed to be equal to the difference in rent that would have been payable for the most recent 12-month period ending prior to the Closing Date had such increase in Original Percentage Rent been in effect under such Lease. In no event shall the amount required to be paid by Seller pursuant to this Section 7.4(e) exceed the Lease Book Value of the applicable Lease. Upon payment by Seller of any amount required to be paid by it pursuant to this Section 7.4(e) with respect to any Lease, such Lease shall be deemed to be a Delivered Lease and Seller shall have no further obligation of any kind whatsoever with respect to such Lease.

            (f) (i) If, at any time prior to the Closing Date, any Landlord provides as a condition to the delivery of a Consent with respect to the applicable Lease (other than a Delivered Lease) (A) a Release Payment or (B) a Rent Increase, Seller shall obtain the consent of Buyer prior to causing the Company or any Subsidiary to enter into an agreement (including but not limited to any amendment to such Lease or a new lease which replaces such Lease) with such Landlord providing for such Release Payment or such Rent Increase, as the case may be, which consent of Buyer shall not be unreasonably conditioned, delayed or withheld; provided that if Buyer does not so consent, the applicable Lease shall be deemed to be a Terminated Lease. Seller may otherwise enter into, or cause the Company or any Subsidiary to otherwise enter into, any such agreement with any Landlord to obtain the Consent of such Landlord with respect to the applicable Lease, so long as such agreement does not provide for a Release Payment or a Rent Increase or other action not permitted by this Agreement, and such Lease shall be deemed to be a Delivered Lease.

               (ii) If Buyer consents to such Release Payment or such Rent Increase, as the case may be, Seller shall, on the Closing Date, pay to Buyer in cash an amount equal to (A) in the case of a Release Payment, 50% of such Release Payment or (B) in the case of a Rent Increase, 50% of the present value (applying a discount rate equal to the Reference Rate) of the Rent Increase for the remainder of the current term of the applicable Lease; provided that, in the event of a Rent Increase resulting from an increase in the Original Percentage Rent, for purposes of the calculation in this clause
(B), the amount of such Rent Increase shall be deemed to be equal to the difference in rent that would have been payable for the most recent 12-month period ending prior to the Closing Date had such increase in Original Percentage Rent been in effect under such Lease. Upon payment by Seller of any amount required to be paid by it pursuant to this Section 7.4(f)(ii) with respect to any Lease, such Lease shall be deemed to be a Delivered Lease and Seller shall have no further obligation of any kind whatsoever with respect to such Lease.

            (g) Buyer agrees that, if any Landlord provides as a condition to the delivery of a Consent with respect to the applicable Lease that Buyer, the Company or any Subsidiary give an assurance (either orally or in writing) that such Person will comply with the terms and conditions of such Lease, Buyer shall, or shall cause the Company or the relevant Subsidiary to, give such assurance to such Landlord.

            (h) Each of Buyer and Seller agree to keep the other generally apprised of the status of any matters that are the subject of this Section 7.4.

            7.5 Designated Closed Store Leases and Excluded Subsidiaries. Prior to the Closing Date, Seller shall cause the Indianapolis Lease and the Designated Closed Store Leases and the Excluded Subsidiaries disclosed in
Schedule 7.5 to be contributed, distributed or otherwise transferred or assigned to Seller or one of its Affiliates; provided that, to the extent any such contribution, distribution, transfer or assignment is prohibited by a judgment, injunction, order or decree or by applicable law, Buyer and Seller shall use their best efforts to implement any lawful arrangement designed to effect the intent of such parties hereunder.

            7.6 Reimbursement by the Parties. To the extent that Seller, on the one hand, or Buyer, the Company or any Subsidiary, on the other hand, receives any payment after the Closing which is properly payable to the other party, it shall promptly pay over such payment to the other party.

            7.7 Information. For so long as MRC is a guarantor under any Facility Lease or Lease, Buyer shall, within 30 days after the end of each March, June, September and December, deliver to Seller a schedule of the Leases then outstanding in respect of which MRC is a guarantor, including a list of such Leases and the remaining term (including any option(s)) and the applicable rent and any other amounts payable under such Leases. Prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule setting forth such information as of March 31, 1996. The provisions of Section 6.2 (including expense reimbursement) shall apply to the matters covered by this
Section 7.7.

            7.8 Litigation. (a) Seller shall indemnify Buyer against and defend and hold Buyer harmless from any and all Damages incurred or suffered by Buyer arising out of (i) all matters disclosed in item 1 of Schedule 3.10 and Schedule 3.12 (each such Schedule as updated as of the Closing Date pursuant to this Section 7.8), (ii) any suit, action, charge or complaint relating to (x) any labor or employment matter (including but not limited to discrimination, employment practice or workmen's compensation matters) arising from occurrences prior to the Closing Date or (y) any product liability claim arising from products sold prior to the Closing Date, and (iii) any suit, action, charge or complaint brought by any person ingressing, egressing or situated upon or in any Store, Distribution Center or Regional Office arising from occurrences related thereto prior to the Closing Date. On the Closing Date, Seller shall deliver to Buyer a schedule updating the information set forth in item 1 of Schedule 3.10 and Schedule 3.12 as of the Closing Date.

            (b) Buyer and Seller hereby agree that, from and after the Closing Date, Seller shall have the right to assume and take control of, in the name and on behalf of the Company and the Subsidiaries, at Seller's sole cost and expense, the actions disclosed in Schedule 3.12. Buyer hereby agrees to cause the Company or any Subsidiary to promptly execute and deliver any document, certificate, agreement or other writing and to take such other actions as may be necessary or desirable in connection therewith. Any amounts recovered by Seller in respect of such actions shall, to the extent attributable to the period prior to the Closing Date, be solely for the account of Seller and, to the extent attributable to the period from and after the Closing Date, be solely for the account of the Company and the Subsidiaries.

            (c) Buyer agrees to (i) give, and to cause the Company and the Subsidiaries to give, Seller, its counsel and other authorized representatives reasonable access during normal business hours to the employees, offices, properties, books and records of the Company and the Subsidiaries reasonably related to the investigation, defense or pursuit of the matters referred to in Sections 7.8(a) and (b) and (ii) instruct the employees of the Company and the Subsidiaries to cooperate with and assist Seller, its counsel and other authorized representatives in the investigation and defense or pursuit of any such matters, including but not limited to participating in depositions or appearing as witnesses. Seller shall reimburse Buyer, the Company or any Subsidiary or any of their respective employees for the reasonable out-of-pocket expenses incurred by any such Person in connection therewith.

            7.9 Guarantees. Buyer and Seller hereby agree that, in connection with any new lease or sublease to be entered into by the Company or any Subsidiary from the date hereof to the Closing Date, Buyer and Seller shall enter into a guarantee arrangement with the landlord whereby Seller or one of its Subsidiaries shall be the guarantor of such lease until the Closing Date and, assuming the Closing shall have occurred on the Closing Date, Buyer or one of its Subsidiaries shall be the guarantor of such lease from and after the Closing Date and Seller or such Subsidiary of Seller shall be released from any and all liabilities and obligations under such guarantee arrangement as of the Closing Date. In connection with any renewal or extension of, or the exercise of any option under, any Lease from the date hereof to the Closing Date, Buyer and Seller shall use their best efforts to substitute the existing MRC guarantee of such Lease with the guarantee arrangement described in the previous sentence of this Section 7.9.

            7.10 Material Contracts. The parties recognize that several of the material contracts disclosed in Schedule 3.11 will need to be assigned by Seller to the Company or a Subsidiary prior to the Closing Date and that such assignment may require the consent of the counterparty to such contract. Seller shall use its best efforts to obtain any such consent prior to the Closing Date. To the extent that any such consent is not obtained as of the Closing Date, Buyer and Seller shall use their best efforts, at Seller's sole cost and expense, to implement any lawful arrangement designed to effect the intent of the parties hereunder.


                                   ARTICLE 8

                                  TAX MATTERS

            8.1 Tax Representations. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that, except as set forth in the Balance Sheet (including the notes thereto) or on Schedule 8.1, to Seller's knowledge, (i) all material Returns required to be filed on or before the date hereof with respect to any Pre-Closing Tax Period by, or with respect to the Company or any Subsidiary have been duly and timely filed (taking into account extensions); (ii) no position is reflected in a Return referred to in clause (i) for which the applicable limitation period has not expired (and for which a closing agreement has not been entered into) which (A) was not, at the time such Return was filed, supported by substantial authority (as determined for purposes of Section 6662 of the Code, or any predecessor provision, and any comparable provisions of applicable foreign, federal, state, or local tax statutes, rules or regulations) and (B) would have a Material Adverse Effect on the Company if decided against the taxpayer; (iii) the Company and the Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on any Return and have timely paid, withheld, or made provision for all material Taxes, whether or not shown on any Return; (iv) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any material Tax; (v) the Company and each Subsidiary is a member of the Seller Group, and the Seller Group files a consolidated federal Income Tax Return; (vi) since 1982, neither the Company nor any Subsidiary has at any time been a member of an affiliated group filing a consolidated federal Income Tax Return other than a group, the common parent of which is Seller;
(vii) Seller has made available to Buyer correct and complete copies of all portions of federal Income Tax Returns and examination reports which pertain to the Company and the Subsidiaries, and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries for any Tax period ending after December 30, 1992; (viii) Schedule 8.1 lists any statute of limitations in respect of Taxes the Company or any Subsidiary has waived or any extension of time agreed to by the Company or any Subsidiary, with respect to a Tax audit, examination, assessment or deficiency, in each case, which shall not have expired on or prior to the Closing Date; (ix) neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 280G or 162(m); and (x) no taxing jurisdiction has since 1992 claimed in writing that Returns that the Company and the Subsidiaries are not (in fact) filing should be filed, or that Taxes of a type not (in fact) being paid to such jurisdiction should be paid.

            8.2 Tax Covenants. (a) Seller and Buyer agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction (other than Puerto Rico or any other jurisdiction outside of the United States) with respect to the Company and each of the Subsidiaries (the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations. Seller and Buyer agree to cooperate (and cause their respective subsidiaries to cooperate) in all respects for the purpose of effectuating a timely and effective Section 338(h)(10) Election, including without limitation, the execution and filing of any forms or returns. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 150 days after the Closing Date, Buyer shall deliver to Seller a statement (the "Allocation Statement") allocating the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) among the assets of the Company and the Subsidiaries in accordance with the Treasury regulations promulgated under Section 338(h)(10). Seller shall have the right to review the Allocation Statement. If within 30 days after receipt of the Allocation Statement Seller notifies Buyer in writing that the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within 30 days, the Tax Accountants shall determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement. The costs, fees and expenses of the Tax Accountants shall be borne equally by Buyer and Seller. If Seller does not respond within 30 days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the "Price Allocation" which shall be binding on the parties hereto. Seller and Buyer agree to act in accordance with the Price Allocation in the preparation and filing of any Return.

            (b) Buyer covenants that it will not cause or permit the Company, any Subsidiary or any Affiliate of Buyer (i) to take any action on the Closing Date (A) other than as contemplated by this Agreement or any other agreement or document contemplated by this Agreement or (B) other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of the Seller Group or to any loss of Seller or the Seller Group under this Agreement or (ii) except as provided in Section 8.2(c), to make or change any Tax election (other than the making of the Section 338(h)(10) Election), amend any Return or take any position on any Return, that results in any increased Tax liability, including Tax increases resulting from the reduction of any Tax attribute. Buyer agrees that Seller is to have no liability for any Tax resulting from any action, referred to in the preceding sentence, of the Company, Buyer or any Affiliate of Buyer, and agrees to indemnify and hold harmless Seller and its Affiliates against any such Tax and any loss, cost and reasonable out-of-pocket expenses incurred by Seller or any of its Affiliates as a result of any assertion, assessment or imposition by any Taxing Authority of any of the above-described types of Taxes (any such loss, cost and expense herein referred to as a "Loss").

            (c) With respect to Income Tax Returns for a Tax period of the Company or any Subsidiary that includes (but does not end on) the Closing Date, the Buyer may cause or permit the Company or any Subsidiary to make or change any Tax election or accounting method. If it is "more likely than not" (within the meaning of Treasury Regulation Section 1.6662-4(d)(2)) that the Tax election or accounting method used by the Company or any Subsidiary prior to the Closing was a proper election or method, Buyer shall indemnify and hold Seller and its Affiliates harmless against any Tax resulting from such action. If the Tax election or accounting method used by the Company or any Subsidiary prior to the Closing does not meet the "more likely than not" standard referred to in the preceding sentence, but was supported by "substantial authority" (within the meaning of Treasury Regulation Section 1.6662-4(d)(3)), then Buyer shall indemnify and hold harmless Seller and its Affiliates against 50 percent of any Tax resulting from such action. At the time such Return is delivered to Seller pursuant to Section 8.2(h), Buyer shall notify Seller in writing (i) if any Tax election or accounting method in effect for the Company or any Subsidiary has been changed, (ii) if in Buyer's view such prior election or method did not meet the "more likely than not" standard or lacked "substantial authority" and (iii) the cost to Seller of the change of such election or method. If Seller disagrees with any position taken by Buyer in such written notice, the parties shall proceed in good faith to resolve the matter and, if they are unable to do so within 10 Business Days, the Tax Accountants shall resolve the disputed items within a reasonable time, taking into account the deadline for filing such Return. The costs, fees and expenses of the Tax Accountants shall be borne equally by Buyer and Seller.

            (d) Buyer shall promptly pay or shall cause prompt payment to be made to Seller of all refunds of Taxes (except refunds of Taxes reflected on a Return that does not include Seller or any of its Affiliates and which is attributable to carrybacks of tax attributes from a Post-Closing Tax Period to a Pre-Closing Tax Period) and interest thereon received by, or credited to the Tax liability of, Buyer, any Affiliate of Buyer, the Company, or any Subsidiary attributable to Taxes paid by Seller, the Company or any Subsidiary (or any predecessor of Affiliate of Seller) with respect to any Pre-Closing Tax Period and which is not reflected on the Closing Balance Sheet, adjusted as appropriate to reflect Final Net Book Value.

            (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement ("Transfer Taxes") shall be borne by the party on whom such Tax is imposed under the relevant law, except that the aggregate liability for any New York State Real Property Transfer Gains Tax, New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax shall be shared equally by Buyer and Seller. The party that is required by applicable law to make the filings, reports, returns or payments with respect to any Transfer Tax shall do so, and the other party shall cooperate with respect thereto as necessary. Within a reasonable period prior to the date on which a Transfer Tax that the parties share equally is required to be paid, the parties shall agree on the amount of such Transfer Tax and the basis on which the amount of such Transfer Tax is to be computed and the party that is not making the payment to the Taxing Authority shall compensate the paying party in accordance with this Section 8.2(e) prior to the date on which such Transfer Tax is required to be paid.

            (f) Seller shall include the income of the Company and the Subsidiaries in Seller's federal consolidated Income Tax Return, and shall file all state, foreign and local Income Tax Returns of the Company and the Subsidiaries, for all Tax periods ending on or before the Closing Date and shall be responsible for remitting all Taxes reflected on such Income Tax Returns.

            (g) With respect to Income Tax Returns referred to in Section 8.2(f) for the Tax period ending on the Closing Date, Buyer shall cause the Company and the Subsidiaries to prepare and provide to Seller one or more packages of information materials as are reasonably necessary for the purpose of preparing each such Income Tax Return (the "Tax Packages"). Each Tax Package shall be completed in all material respects in accordance with the standards that Seller has established for its other subsidiaries. If Buyer reasonably believes that such standards differ materially from Seller's past practices for the Company and the Subsidiaries, Buyer shall provide written notice to Seller setting forth in detail the specific differences. If within 10 Business Days after receipt of such notice Seller notifies Buyer that it disagrees that such standards differ materially from Seller's past practices, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within 10 days, the Tax Accountants shall determine whether such standards differ materially from Seller's past practices for the Company and the Subsidiaries. Such determination shall be binding upon the parties hereto. The costs, fees and expenses of the Tax Accountants shall be borne equally by Buyer and Seller.
If it is agreed or determined that such standards differ materially from Seller's past practices for the Company and the Subsidiaries, Seller shall (at Seller's option) either bear all reasonable costs of preparing such Tax Packages in excess of those that would have been incurred had they been prepared in a manner consistent with Seller's past practices for the Company and the Subsidiaries or prepare such additional materials as may be necessary at its expense. Buyer shall use reasonable efforts to deliver the Tax
Packages to Seller as soon as practicable after the Closing date, but in no event later than the date that is eight months after the Closing Date. Within 30 days after the filing of such Income Tax Returns, Seller shall provide Buyer with copies of each separate company pro forma Income Tax Return and any other Income Tax Return pertaining exclusively to the Company and the Subsidiaries.

            (h) Buyer shall prepare and file, or cause to be prepared and filed, on a timely basis all Income Tax Returns required to be filed by the Company and each Subsidiary for any Tax period of the Company or any Subsidiary that includes (but does not end on) the Closing Date and shall be responsible for remitting all Taxes reflected on such Returns (subject to reimbursement to the extent provided in Section 8.5 below). Except as provided in Section 8.2(c), any such Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Return. Seller shall have the right to review all work papers and procedures used to prepare any such Return. If Seller, within 10 Business Days after delivery of any such Return, notifies Buyer in writing that it objects to any items in such Return or to any position taken by Buyer in the notification described in Section 8.2(c), the parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within 10 Business Days, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by the Tax Accountants; provided that if the Tax Accountants shall determine that two or more alternative positions with respect to the matter in question are equally supported by applicable law, then, at Buyer's option, either (i) Seller's position shall be taken on the relevant Return and Seller shall pay to Buyer any additional Tax shown on such Return resulting from such position to the extent it relates (pursuant to Section 8.5(b)) to the Post-Closing Tax Period or (ii) Buyer's position shall be taken on the relevant Return and Buyer shall pay to Seller any additional Tax shown on such Return resulting from such position to the extent it relates (pursuant to Section 8.5(b)) to the Pre-Closing Tax Period; and provided further that if a disputed item is subject to the provisions of Section 8.2(c) as well as the provisions of this
Section 8.2(h), the provisions of Section 8.2(c) shall govern. Upon resolution of all disputed items, the relevant Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of the Tax Accountants shall be borne equally by Buyer and Seller.

            (i) The Estimated Net Book Value and the Closing Balance Sheet shall each include accruals for Miscellaneous Taxes owing for the Pre-Closing Tax Period. Seller shall prepare or cause to be prepared and file or cause to be filed all Miscellaneous Tax Returns due on or before the Closing Date (taking into account extensions) and shall be responsible for remitting all Miscellaneous Taxes reflected on such Miscellaneous Tax Returns. Copies of such Miscellaneous Tax Returns shall be maintained by the Company and the Subsidiaries. Buyer shall prepare and file or cause to be prepared and filed in accordance with the procedures and methods set forth in Section 8.2(h) all Miscellaneous Tax Returns due after the Closing Date (taking into account extensions) and shall remit all Taxes reflected on such Returns (subject to reimbursement to the extent provided in Section 8.5 below). Buyer shall, within a reasonable period after each month end, submit to Seller a schedule in reasonable detail outlining the Miscellaneous Returns filed during such month which include Taxes for the Pre-Closing Tax Period, and the amount of Taxes paid with respect to the Pre-Closing Tax period. Seller, at its expense may at reasonable times audit the Miscellaneous Tax Returns including the Pre-Closing Tax Period at any time prior to December 31, 1997. If Seller, in connection with such audit, and no later than June 30, 1998, notifies Buyer that its allocation of Miscellaneous Taxes to the Pre-Closing Tax Period is excessive, the parties shall proceed in good faith to resolve the matter and, if they are unable to do so within 10 business days, the disputed matter shall be resolved (within a reasonable time) by the Tax Accountants and such resolution shall be binding upon the parties. The costs, fees and expenses of the Tax Accountants shall be borne equally by Buyer and Seller.

            (j) Any Return prepared by Seller with respect to a Pre-Closing Tax Period, pursuant to Section 8.2(f) or (i), shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method.

            (k) Notwithstanding the first sentence of Section 8.2(a), with respect to each Subsidiary which on or before the Closing Date will have done business in Puerto Rico (a "Puerto Rico Subsidiary"), Seller (i) may, at its option, prior to the Closing Date, cause each Puerto Rico Subsidiary to distribute its undistributed earnings and profits estimated through the Closing Date, and to withhold and remit any associated withholding Taxes and (ii) shall, if necessary, reflect on the Closing Balance Sheet (adjusted as appropriate to reflect Final Net Book Value), in addition to all other accruals, a liability for Puerto Rico taxes equal to the undistributed earnings and profits of each Puerto Rico Subsidiary calculated through the Closing Date multiplied by the Puerto Rico withholding tax rate (in effect on the Closing Date) which is imposed on distributions of earnings and profits; provided that if Seller does not elect the option provided by clause (i), Seller may request that Buyer make, and if so requested Buyer shall make, an election under Puerto Rico law comparable to the election under Section 338 of the Code (the "Section 1115 Election"); and provided further that Buyer shall not be obligated to comply with such request unless such request is received by Buyer at least 30 days prior to the date which Seller reasonably believes is the date by which the Section 1115 Election must be filed with the appropriate Puerto Rico Taxing Authority. If a Section 1115 Election is made and either Seller obtains a favorable ruling from the appropriate Puerto Rico Taxing Authority that earnings and profits are reduced or published rules or regulations are reasonably clear that earnings and profits are reduced (in either case, the "Section 1115 Authority"), the accrual on the Closing Balance Sheet (adjusted as appropriate to reflect Final Net Book Value) referred to in clause (ii) shall be reduced proportionately to the extent that earnings and profits accumulated through the Closing Date by any Puerto Rico Subsidiary are reduced as a result of the Section 1115 Election, and Buyer shall promptly refund to Seller an amount equal to the reduction in such accrual; provided that Seller shall indemnify Buyer for any Tax resulting from the Section 1115 Election, other than any Tax resulting from a reduction in the basis of any asset held by a Puerto Rico Subsidiary; and provided further that if the
Section 1115 Election is made without any Section 1115 Authority, Buyer shall be under no obligation to refund any amounts to Seller under this Section 8.2(k) until it is reasonably clear that Section 1115 Authority exists. In addition, with respect to each Puerto Rico Subsidiary, Seller (i) may, at its option, cause each Puerto Rico Subsidiary to pay all its estimated but unpaid interest and royalty payments, calculated through the Closing Date, and withhold and remit any associated withholding Taxes and (ii) shall, if necessary, reflect on the Closing Balance Sheet (adjusted as appropriate to reflect Final Net Book Value), in addition to all other accruals, a liability for Puerto Rico Taxes equal to the sum of (x) the accrued and unpaid interest of each Puerto Rico Subsidiary, calculated through the Closing Date, multiplied by the Puerto Rico withholding Tax rate (in effect on the Closing
Date) which is imposed on interest payments and (y) the accrued and unpaid royalty payments of each Puerto Rico Subsidiary, calculated through the Closing Date, multiplied by the Puerto Rico withholding Tax rate (in effect on the Closing Date) which is imposed on royalty payments. If a dispute arises between Buyer and Seller pursuant to this Section 8.2(k), Buyer and Seller shall negotiate in good faith to resolve it. If Buyer and Seller fail to resolve such dispute within 10 days, such dispute shall be referred to the Tax Accountants for resolution. The costs, fees and expenses of the Tax Accountants shall be borne equally by Buyer and Seller.

            8.3 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (written or unwritten, formal or informal) between the Company or any Subsidiary and any member of the Seller Group shall be terminated as of the Closing Date. After such date neither the Company, any Subsidiary, Seller nor any Affiliate of Seller shall have any further rights or liabilities thereunder.

            8.4 Cooperation on Tax Matters. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Company and the Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. Buyer, Seller, the Company and the Subsidiaries agree to give the other reasonable notice prior to transferring, discarding or destroying any such books relating to Tax matters and, if Seller so requests, the Company or any Subsidiary shall allow Seller to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any Subsidiary for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.4. For any Income Tax Return of the Company or any Subsidiary that Seller is responsible for filing and that requires the signature of an officer of the Company or such Subsidiary, Seller shall present a completed Income Tax Return for the signature of an appropriate officer designated by the Company or such Subsidiary. Seller shall give such officer any support for the Tax Return reasonably requested by such officer. The officer shall sign the return and deliver it to Seller as soon as reasonably practicable.

            8.5 Indemnification by Seller. (a) Seller hereby indemnifies Buyer against and agrees to hold it harmless from any (i) Tax Loss, and (ii) Tax attributable to the Section 338(h)(10) Election, other than any Tax imposed for a Post-Closing Tax Period which is attributable to the Price Allocation; provided that Seller shall have no liability for the payment of any Tax or Loss for which Buyer explicitly assumes ultimate responsibility pursuant to this Article 8.

            (b) For purposes of this Section 8.5, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any Tax credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries, provided that such prior practice is "more likely than not" (within the meaning of Treasury Regulation Section 1.6662-4(d)(2) a proper practice. If at least 45 days prior to the payment of any Tax subject to this Section 8.5(b) Buyer shall notify Seller in writing that in Buyer's view such practice does not meet the "more likely than not" standard and Seller disagrees, the matter shall be resolved in accordance with the provisions of Section 8.2(c).

            (c) If as a result of an adjustment Seller makes a payment to any Taxing Authority in respect of a Miscellaneous Tax of the Company with respect to any Pre-Closing Tax Period, then Buyer shall promptly pay to Seller an amount equal to such payment made by Seller; provided that no such payment shall be made by Buyer if Buyer has incurred a Tax Loss in connection with Miscellaneous Taxes; and provided further that any payment by Buyer pursuant to this Section 8.5(c) shall be treated as a payment by Buyer of a Miscellaneous Tax for a Pre-Closing Tax Period.

            (d) Subject to Section 8.7, Seller shall pay Buyer the amount of any Tax Loss for which Seller is responsible pursuant to this Section 8.5 not later than 20 days after receipt by Seller of written notice from Buyer stating that a Tax Loss has been incurred by Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary and the amount thereof and of the indemnity payment requested.

            (e) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 8.5 (other than Taxes shown as due on a Return pursuant to Section 8.2(e), (h) or (i)) is asserted in writing against Buyer, any of its Affiliates the Company or any Subsidiary, Buyer shall promptly notify Seller of such claim or demand within sufficient time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation under this Section 8.5 by paying to Buyer the amount of the applicable Tax Loss, calculated on the date of such payment. Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Seller assumes such defense and if the relevant claim, suit, action, litigation or proceeding relates to a taxable period that includes
(but does not end on) the Closing Date, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Seller shall not be liable under this Section 8.5, for (i) any Tax claimed or demanded by any taxing authority, the payment of which was made without Seller's prior written consent unless Seller refused to participate in the proceedings and assume the defense, or (ii) any settlements entered into without the consent of Seller, or resulting from any claim, suit, action, litigation or proceeding in which Seller was not permitted an opportunity to participate. Notwithstanding anything herein to the contrary, Buyer may, at its own expense, initiate a challenge to any real property assessment relating to a Pre-Closing Tax Period.

            8.6 Indemnification by Buyer. Buyer hereby indemnifies Seller against and agrees to hold it harmless from any Taxes and Loss for which Buyer is responsible pursuant to Section 8.2(b), (c), (e) or (h). Other than with respect to Taxes shown as due on a Return pursuant to Section 8.2(e) or (h), Seller agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Article 8. Buyer may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Buyer assumes such defense, Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer. Whether or not Seller chooses to defend or prosecute any claim, the parties hereto shall cooperate in the defense or prosecution thereof.

            8.7 Miscellaneous Tax Matters. Notwithstanding any other provision of this Agreement, (i) Buyer shall not make a demand for payment from Seller of any Tax Loss, nor shall Seller make a demand for payment from Buyer of any Tax or Loss, unless the demand for payment includes claims for an aggregate amount of at least $2,000, and (ii) the provisions of Sections 11.4(a) and 11.5 shall not apply to claims for indemnity under this Article 8.


                                   ARTICLE 9

                        EMPLOYEES AND EMPLOYEE BENEFITS

            9.1 Employees. With respect to each individual who, as of the Closing Date, is employed (including persons absent from active service by reason of illness, disability or leave of absence, whether paid or unpaid) by the Company or any Subsidiary ("Transferred Employees"), Buyer shall cause the Company to continue the employment of each Transferred Employee. The employee benefit plans and arrangements maintained by Buyer (other than Buyer's defined benefit pension plan, participation in which was frozen as of April 1, 1994) shall give full credit for purposes of eligibility and vesting (and in connection with any such severance or vacation plan or policy, for purposes of determining the level of benefit) for any service of a Transferred Employee with Seller, the Company and the Subsidiaries.

            9.2 Qualified Plans. (a) Seller shall retain all liabilities and obligations in respect to benefits accrued by Transferred Employees under Seller's ESOP. As soon as practicable after the Closing Date, Seller shall take such action as may be necessary, if any, to permit each Transferred Employee to exercise his rights under Seller's ESOP to effect an immediate distribution of such Transferred Employee's full account balances under Seller's ESOP or to effect a tax-free rollover of the taxable portion of the account balances into Buyer's 401(k) Plan (a "Direct Rollover") or to an individual retirement account. Seller and Buyer shall work together in order to facilitate any such distribution or rollover and to effect a Direct Rollover for those participants who elect to roll over their account balances directly into Buyer's 401(k) Plan; provided that nothing contained herein shall obligate Buyer's 401(k) Plan to accept a Direct Rollover in a form other than cash.

            (b) On the Closing Date, or as soon as practicable thereafter, Buyer shall take all action necessary, if any, to qualify Buyer's 401(k) Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental authorities required to be made by it in connection with any Direct Rollover.

            (c) As soon as practicable after the Closing Date, Buyer shall take all necessary action, if any, and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it, in connection with the transfer of assets described below. As soon as practicable following the issuance of indemnities satisfactory to Seller, Seller shall cause the trustee of Seller's 401(k) Profit Sharing Plan to transfer (the "Account Balance Transfer") to the trustee under the trust agreement forming a part of Buyer's 401(k) Plan, in the form of cash or, to the extent provided by Section 9.2(d), notes (or such other form as may be agreed to by Seller and Buyer) the full account balances of Transferred Employees under Seller's 401(k) Profit Sharing Plan (which account balances will have been credited with appropriate earnings attributable to the period from the Closing Date to the date of the Account Balance Transfer), reduced by any necessary benefit or withdrawal payments to or in respect of Transferred Employees occurring during the period from the Closing Date to the date of the Account Balance Transfer; provided that Seller shall be under no obligation to effect a distribution or payment under Seller's 401(k) Profit Sharing Plan prior to the Account Balance Transfer in respect of a Transferred Employee (who either terminates employment after the Closing Date but prior to the Account Balance Transfer or is seeking such distribution or payment in connection with a hardship withdrawal) if the required distribution and payment forms have not been received by Seller prior to the last day of the month preceding the month in which the Account Balance Transfer occurs. In consideration for the Account Balance Transfer, Buyer shall, effective as of the date of such transfer, assume all of the obligations of Seller in respect of the account balances accumulated by Transferred Employees under Seller's 401(k) Profit Sharing Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of such transfer).

            (d) As part of the Account Balance Transfer, Seller shall cause the trustee of Seller's 401(k) Profit Sharing Plan to transfer to the trustee of Buyer's 401(k) Plan any outstanding notes attributable to loans made to Transferred Employees under the terms of Seller's 401(k) Profit Sharing Plan. Upon receipt of such notes, the trustee of Buyer's 401(k) Plan shall re-amortize the remaining principal balance of each affected Transferred Employee's account based on the remaining term of such loan and the original interest rate.

            (e) The benefits to which an executive officer of Seller who is a Transferred Employee as of the Closing Date may be entitled under any deferred compensation or supplemental executive retirement plan of Seller or any performance based restricted stock award of Seller shall remain liabilities of Seller and shall not be liabilities of Buyer.

            9.3 Other Employee Plans and Benefit Arrangements. (a) Buyer and Seller hereby agree that any amounts payable (i) within six months of the Closing Date under the severance arrangements disclosed in item no. 2 in
Schedule 3.10 shall be shared equally by Buyer and Seller and (ii) under the retention arrangements disclosed in item no. 3 in Schedule 3.10 shall be borne solely by Seller. Seller shall, within five Business Days after receipt of written notice from Buyer that any such amounts have been paid (which notice shall include reasonable evidence thereof), pay in cash to Buyer an amount equal to (x) in the case of clause (i) above, 50% of such amounts, and (y) in the case of clause (ii) above, 100% of such amounts.

            (b) Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of any employee or prior employee (including any beneficiary or dependent thereof) who is not a Transferred Employee.

            (c) With respect to Transferred Employees, Seller shall retain all obligations and liabilities relating to or arising under the Employee Plans or Benefit Arrangements which are attributable to benefits accrued or otherwise payable on or prior to the Closing Date, except that with respect to any Transferred Employee who, on the Closing Date, is absent by reason of disability or salary continuation, Buyer shall assume and be liable for any payments attributable to the period beginning on the Closing Date.

            (d) Except as otherwise provided in Section 9.3(a), Buyer shall be responsible for all claims for severance benefits or wrongful termination claims made by Transferred Employees who are discharged by Buyer, the Company or any Subsidiary on or after the Closing Date and, in connection therewith, Buyer hereby agrees to provide, or cause the Company to provide, severance benefits equivalent to those provided under the Company's severance plan disclosed in Schedule 3.16 to any Transferred Employee discharged by the Company or any Subsidiary within six months of the Closing Date. In addition, Seller shall have no obligations with respect to any act or omissions of Buyer, the Company or any Subsidiary and their respective officers, agents and employees relating to Transferred Employees which occur on or after the Closing Date. Buyer shall indemnify and hold Seller harmless from any Damages with respect to, arising from or pursuant to any complaint, charge or grievance made by any such Transferred Employee with respect to any action or activities of Buyer, the Company or any Subsidiary on or after the Closing Date.

            (e) Except as otherwise provided in Sections 9.2, 9.3(a), 9.3(b), 9.3(c) and 9.4, Seller shall have no liability or responsibility under the Employee Plans or Benefit Arrangements after the Closing Date with respect to Transferred Employees (and dependents and beneficiaries thereof).

            (f) Buyer shall cause the Company to retain all obligations relating to vacation and personal holidays to which each Transferred Employee is entitled as of the Closing Date under the applicable Employee Plans and Benefit Arrangements in effect on the Closing Date. Subject to the foregoing, Buyer's vacation and holiday policies and practices may be made applicable to Transferred Employees for the period commencing immediately after the Closing Date. For purposes of preparing the Closing Balance Sheet and calculating Net Book Value pursuant to Section 2.3, there shall only be taken into account a pro rata accrual of any liability relating to vacation and personal holidays to which Transferred Employees are entitled for the period from January 1, 1996 to but not including the Closing Date.

            (g) Buyer shall not, as of the Closing Date, assume any Employee Plan or Benefit Arrangement. Except as may be provided elsewhere in this
Section 9.3, Buyer shall have no liability or responsibility to any Transferred Employee with respect to any benefits payable under any Employee Plan or Benefit Arrangement. On the Closing Date, subject to the requirements of Section 9.1, each Transferred Employee shall be eligible to participate in Buyer's employee plans and benefit arrangements under the terms and conditions of such plans and arrangements. In addition, Buyer shall have no obligations with respect to any acts or omissions of Seller, or its officers, agents or employees relating to Transferred Employees which occur prior to the Closing Date. Seller shall indemnify and hold Buyer harmless from any Damages with respect to, arising from or pursuant to any complaint, charge or grievance made by any such Transferred Employee with respect to any acts or omissions of Seller prior to the Closing Date.

            9.4 Insurance Coverage. (a) As of the Closing Date, Buyer agrees to provide insurance coverage (including medical and life insurance) to Transferred Employees who, after taking into account the provisions of Section 9.1, meet the eligibility requirements of Buyer's employee plans and benefit arrangements ("Buyer's Benefit Plans"). Any pre-existing conditions of Transferred Employees as of the Closing Date shall be waived under Buyer's Benefit Plans. Buyer and Seller agree to establish reasonable rules pursuant to which expenses incurred prior to the Closing Date by Transferred Employees shall be recognized under Buyer's Benefit Plans for purposes of deductibles, co-payments and maximum liability rules. To the extent requested by Buyer in writing prior to the Closing Date, and for a period of not longer than 60 days after the Closing Date (the "Transition Period"), Seller agrees to continue to provide, at the Buyer's expense, medical and dental insurance coverage and claims processing services for Transferred Employees under the Employee Plans and Benefit Arrangements providing for such insurance and services, to the extent permissible under the applicable Employee Plans and Benefit Arrangements. Such continuation of coverage and services shall not affect the allocation of liabilities and obligations set forth in this Article 9. Any incurred, but unpaid, claims of Transferred Employees existing on the Closing Date shall be submitted for processing in accordance with the terms of the applicable Employee Plans or Benefit Arrangements and shall be the responsibility of Seller. Any claims of Transferred Employees incurred during the Transition Period shall be submitted for processing within 12 months following the date incurred and shall be the responsibility of Buyer.

            (b) Not less than 10 Business Days prior to the Closing Date, Buyer shall deliver to Seller a list of the Transferred Employees who as of the Closing Date will not meet the eligibility requirements of Buyer's medical plans. Seller shall have the responsibility of complying with the continuation coverage requirements of Section 4980B of the Code in respect of such Transferred Employees. Seller shall provide Buyer with all information reasonably requested by Buyer which is necessary for Buyer to determine which Transferred Employees, if any, will not meet the eligibility requirements of Buyer's medical plans as of the Closing Date.

            9.5 Third Party Beneficiaries. No provision of this Article 9 shall create any third party beneficiary rights in any employee or former employee of the Company (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Article 9 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.


                                  ARTICLE 10

                             CONDITIONS TO CLOSING

            10.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

                  (i) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

                (ii) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

               (iii) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

            10.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (i) (A) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (B) the representations and warranties of Seller contained in this Agreement (other than Section 3.12 and the second sentence of Section 3.10) and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date, it being understood that, for purposes of this Section 10.2, where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this clause (B) shall not apply, and (C) Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect.

                (ii) If the Closing Date is a Business Day, Buyer or its designee shall have received certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and in form proper for transfer, and, if the Closing Date is not a Business Day, Seller shall have deposited certificates representing the Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement.

               (iii) Buyer shall have received an opinion of counsel of Seller, dated the Closing Date, covering the matters described in Exhibit B.

                (iv) Buyer shall have received all documents it may reasonably request relating to the existence of Seller, the Company and the Subsidiaries and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

                  (v) Buyer shall have received the letters of resignation required pursuant to Section 5.4.

                (vi) Buyer or CSC Ohio shall have obtained the Financing (or any alternative financing), unless Buyer or CSC Ohio shall have failed to have obtained such financing exclusively as a result of Buyer's or CSC's failure to pay any fees or expenses required to be paid by Buyer or CSC Ohio in connection therewith.

            10.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (i) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (B) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date, it being understood that, for purposes of this Section 10.3, where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this clause (B) shall not apply,and (C) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

                (ii) If the Closing Date is a Business Day, Seller shall have received the Cash Consideration and the Note and, if the Closing Date is not a Business Day, Buyer or its designee shall have deposited the Cash Consideration and the Note with the Escrow Agent pursuant to the terms of the Escrow Agreement.

               (iii) Seller shall have received an opinion of counsel to or counsel of Buyer, dated the Closing Date, covering the matters described in Exhibit C.

                (iv) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.


                                  ARTICLE 11

                           SURVIVAL; INDEMNIFICATION

            11.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until 18 months after the Closing Date; provided that (i) the representations and warranties contained in Section 3.17 shall survive for three years after the Closing Date, (ii) the covenants and agreements contained in Articles 5, 6, and 7 shall survive for the respective periods set forth therein, (iii) the covenants, agreements, representations and warranties contained in Section 3.16 and Articles 8 and 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and (iv) the representations and warranties set forth in
Section 3.5(c) and the first sentence of Section 3.6(b) shall survive indefinitely; and provided further that no representation or warranty shall survive the Closing if the party to whom such representation or warranty is made has knowledge of facts on the Closing Date that would cause such representation or warranty not to be true on such date. No covenant, agreement, representation or warranty contained in this Agreement shall survive after the time at which it would otherwise terminate pursuant to the preceding sentence unless notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought prior to such time.

            11.2 Indemnification. (a) Seller hereby indemnifies Buyer, its Affiliates and their respective directors and officers against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer, the Company or any Subsidiary arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement (other than pursuant to Article 8) or any Damages under the Worker Adjustment Retraining Notification Act incurred in connection with any employment loss occurring prior to the Closing Date; provided that (i) Seller shall not be liable under this Section 11.2(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.2(a) exceeds an amount equal to 2% of the Purchase Price and then only for the aggregate amount of Damages that exceeds 1% of the Purchase Price and (ii) Seller's maximum liability under this Section 11.2(a) shall not exceed an amount equal to the Purchase Price; and provided further that any Damages incurred or suffered by Buyer, the Company or any Subsidiary arising out of fraud or any misrepresentation or breach of warranty, covenant or agreement contained in the second sentence of Section 3.10 or in Section 3.12, 3.14(b), 3.16, 3.22, 5.5, 5.8, 7.4, 7.5, 7.6, 7.8 or 9.3 shall not be subject to the limitation on Damages set forth in clause (i) of the proviso above.

            (b) Buyer hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than pursuant to Article 8); provided that (i) Buyer shall not be liable under this Section 11.2(b) unless the aggregate amount of Damages with respect to all matters referred to in Section 11.2(b) exceeds an amount equal to 2% of the Purchase Price and then only for the aggregate amount of Damages that exceeds 1% of the Purchase Price and (ii) Buyer's maximum liability under Section 11.2(b) shall not exceed an amount equal to the Purchase Price; and provided further that any Damages incurred or suffered by Seller arising out of fraud or any misrepresentation or breach of warranty, covenant or agreement contained in
Section 4.8, 6.5, 7.4, 7.6, 7.7, 7.8, 7.9 or 9.3 shall not be subject to the limitation on Damages set forth in clause (i) of the proviso above.

            (c)  Any and all payments pursuant to Sections 7.4 and 11.2 and
Article 8 shall be deemed for all purposes to be adjustments to the Purchase Price.

            11.3 Lease Indemnity. Notwithstanding anything to the contrary in this Agreement (including without limitation Section 11.2), Buyer hereby indemnifies each of Seller and MRC against and agrees to hold each of Seller and MRC harmless from any and all Damages incurred or suffered by Seller or MRC arising out of Buyer's, the Company's or any Subsidiary's failure to pay all monies due and owing pursuant to the provisions of any Facility Lease or Lease (other than a Terminated Lease) on or after the Closing Date, or by reason of Buyer's, the Company's or any Subsidiary's breach of any of the other terms, covenants and conditions of any Facility Lease or Lease occurring on or after the Closing Date.

            11.4 Procedures; Exclusivity. (a) The party seeking indemnification under Section 11.2 or 11.3 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; provided that, if a claim for indemnification under
Section 11.2 or 11.3 is based upon the claim, demand, action or assertion of a third party, such notice shall be given within 10 Business Days after the Indemnified Party has received from such third party written notice of such claim, demand, action or assertion. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.2 or 11.3 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

            (b) After the Closing, Article 8 and Sections 11.2, 11.3, 11.4 and 11.5 will provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement (other than those contained in Sections 2.2, 2.4, 5.9, 5.11 and 6.1), or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer and, effective at the Closing, the Company and its Subsidiaries, hereby waive all rights for contribution or any other rights of recovery (except as otherwise provided in Section 11.2) with respect to any Damages arising under or relating to Environmental Laws, whether now or hereafter in effect, that it might have by statute or otherwise against Seller or any of its Affiliates.

            11.5 Limitation of Indemnification. Notwithstanding the foregoing provisions of this Article 11, an Indemnifying Party's obligation to indemnify an Indemnified Party shall be subject to the following limitations:

                  (i) No indemnification shall be required to be made by Buyer or Seller to the extent that the Damages incurred or suffered by the Indemnified Party have been taken into account in connection with the preparation of the Closing Balance Sheet and the calculation of Final Net Book Value.

                (ii) No indemnification shall be required to be made by Buyer or Seller with respect to any claim for indemnity which individually is less than $2,000.

               (iii) The Damages required to be paid by the Indemnifying Party pursuant to this Article 11 shall be reduced to the extent of any amounts actually received by the Indemnified Party after the Closing Date pursuant to the terms of any insurance policies covering such Damages.

                (iv) Each of the parties agrees that to the extent the other party indemnifies it from any claim for Damages, the Indemnified Party shall assign its rights to such claim to the Indemnifying Party to the extent of any amounts actually received by the Indemnified Party from the Indemnifying Party.

            11.6 No Circular Recovery. Seller hereby agrees that it will not make any claim for indemnification against Buyer, the Company or any Subsidiary by reason of the fact that it or any of its officers, directors, agents or other representatives was a controlling person, director, officer, employee, agent or other representative of the Company or any Subsidiary or was serving as such for another person at the request of the Company or any Subsidiary of the Company (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any statute, Charter, bylaw, contractual obligation or otherwise) with respect to any action, suit, claim or proceeding brought by Buyer or any of its Affiliates against Seller (whether such action, suit, claim or proceeding is pursuant to this Agreement, applicable law or otherwise).


                                  ARTICLE 12

                                  TERMINATION

            12.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                  (i)  by mutual written agreement of Seller and Buyer;

                (ii) by either Seller or Buyer if the Closing shall not have been consummated on or before June 1, 1996;

               (iii) by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                (iv) by Seller, if any representation or warranty of Buyer contained in this Agreement shall prove to be inaccurate in any material respect at the time when made (it being understood that, for purposes of this subsection (iv), where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this subsection (iv) shall not apply) and Buyer shall refuse or fail after written notice to correct such representation or warranty within 45 days of such written notice; provided that Seller may not terminate this Agreement pursuant to this subsection (iv) if Buyer continues in good faith to use its best efforts to correct any such representation or warranty, and such correction is capable of being performed prior to June 1, 1996;

                  (v) by Buyer, if any representation or warranty of Seller contained in this Agreement shall prove to be inaccurate in any material respect at the time when made (it being understood that, for purposes of this subsection (v), where any such representation or warranty already includes a Material Adverse Effect or materiality exception, the materiality exception in this subsection (v) shall not apply) and Seller shall refuse or fail after written notice to correct such representation or warranty within 45 days of such written notice; provided that Buyer may not terminate this Agreement pursuant to this subsection (v) if Seller continues in good faith to use its best efforts to correct any such representation or warranty, and such correction is capable of being performed prior to June 1, 1996;

                (vi) by Seller, if there shall be any material breach or violation of any material covenant or agreement herein to be performed by Buyer and such breach or violation is not capable of cure prior to June 1, 1996;

               (vii) by Buyer, if there shall be any material breach or violation of any material covenant or agreement herein to be performed by Seller and such breach or violation is not capable of cure prior to June 1, 1996;

               (viii) by Buyer, if, prior to the Closing Date, Leases accounting for Contribution of more than $5 million (including Leases with negative Contribution as a deduction therefrom) are determined to be Terminated Leases; provided that, for purposes hereof, the Contribution of a New Store Lease shall be deemed to be zero.

            The party desiring to terminate this Agreement shall give notice of such termination to the other party.

            12.2 Effect of Termination. If this Agreement is terminated as permitted by Section 12.1, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful failure of Buyer or Seller to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by such party of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.9, 6.1, 12.2, 12.3, 13.1, 13.2, 13.3, 13.5, 13.6, 13.9, 13.10 and
13.12 shall survive any termination hereof pursuant to Section 12.1.

            12.3 Termination Fee. In the event that (i) Seller shall breach the provisions of Section 5.7, (ii) this Agreement is terminated other than
(A) as permitted by Section 12.1 (other than as a result of a breach by Seller of the provisions of Section 5.7) or (B) as a result of the willful failure of Buyer to fulfill a condition to the performance of the obligations of Seller, failure of Buyer to perform a covenant of this Agreement or breach by Buyer of any representation or warranty or agreement contained herein and (iii) within 24 months of the breach referred to in clause (i) there is a consummation of a transaction involving the acquisition of all or substantially all of the capital stock or the assets or the business of the Company and the Subsidiaries, whether by direct purchase, merger, consolidation or other combination), immediately upon consummation of such transaction, Seller shall pay, or cause the Company to pay, to Buyer an amount in cash equal to (x) $10,000,000 plus (y) Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement. Any amounts due under this Section 12.3 shall be in the nature of liquidated damages and not in the nature of a penalty. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 12.3 shall be the sole and exclusive remedy of Buyer in the event of a breach by Seller of the provisions of Section 5.7.


                                  ARTICLE 13

                                 MISCELLANEOUS

            13.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Buyer, to:

            Consolidated Stores Corporation
            300 Phillipi Road
            P.O. Box 28512
            Columbus, Ohio  43228-0512
            Attention:  Chief Financial Officer
            Telecopier:  (614) 278-6666
                  and
            Attention:  General Counsel
            Telecopier:  (614) 278-6763


            with a copy to:

            Benesch, Friedlander, Coplan & Aronoff P.L.L.
            2300 BP America Building
            200 Public Square
            Cleveland, Ohio  44114-2378
            Telecopier:  (216) 363-4588
            Attention:  Michael K. Wager, Esq.


      if to Seller, to:

            Melville Corporation
            One Theall Road
            Rye, New York  10580
            Attention:  Chief Financial Officer
            Telecopier:  (914) 925-4022
                  and
            Attention:  General Counsel
            Telecopier:  (914) 925-4042


            with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York  10017
            Telecopier:  (212) 450-4800
            Attention:   Dennis S. Hersch, Esq.

All such notices, requests and other communications shall be deemed received
(i) on the date of receipt by the recipient thereof if delivered personally, by facsimile transmission or overnight courier service and received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt or (ii) three days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

            13.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            13.3 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            13.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, Buyer may assign its rights hereunder to one or more wholly owned Subsidiaries of Buyer, but such assignment shall not relieve Buyer of its obligations hereunder.

            13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

            13.6 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.1 shall be deemed effective service of process on such party.

            13.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto (which counterpart may be a facsimile copy of the original executed counterpart).

            13.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            13.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            13.10 Validity of Provisions. Should any provision of this Agreement be declared by any court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall not be affected thereby. If any provision of this Agreement shall be held to be partially invalid and unenforceable, then that portion which is not held to be invalid or unenforceable shall be deemed enforceable to the maximum extent permitted by law.

            13.11 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            13.12 Force Majeure. In the event that Buyer or Seller shall be delayed or hindered in or prevented from doing or performing any act or thing required by this Agreement by reason of strikes, lock-outs, casualties, acts of God, labor troubles, inability to procure materials, governmental laws or regulations, riots, insurrection, war or other causes beyond its reasonable control (except for a lack of funds or an inability to obtain financing), then the delayed party shall not be liable or responsible for any such delay, and the doing or performing of such act or thing shall be excused for the period of the delay, and the period for performance of any such act shall be extended for a period equivalent to the period of such delay.

            13.13 Further Assurances. At any time and from time to time, each party hereto, without further consideration, shall cooperate, take such further action and consideration, shall cooperate, take such further action and execute and deliver such further instruments and documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    MELVILLE CORPORATION


                                    By: /s/  CARLOS E. ALBERINI
                                        _____________________________
                                      Name:  Carlos E. Alberini
                                      Title: Vice President-Finance

                                    CONSOLIDATED STORES CORPORATION


                                    By: /s/  WILLIAM G. KELLEY
                                        _____________________________
                                      Name:  William G. Kelley
                                      Title: Chairman and
                                             Chief Executive Officer



                                                                     Exhibit A


                        CONSOLIDATED STORES CORPORATION


                                 $100,000,000
                          Subordinated Notes due 2000
                          Summary of Indicative Terms



Issue                         Subordinated Notes due 2000

Issuer Consolidated Stores Corporation, an Ohio corporation (the "Company")

Principal Amount              $100,000,000

Maturity                      2000 (4 years)

Coupon                        7.00% payable semi-annually in arrears.

Issue Price                   100% of principal amount

Ranking The Notes will be general unsecured obligations of the Company and will be subordinated to all Senior Indebtedness of the Company, whether outstanding on the issue date or thereafter issued. Subject to the next sentence, payments of principal and interest on the Notes may not be made if (i) any nonpayment default or event of default exists or would occur with the passage of time under the Credit Agreement or other instrument evidencing the Senior Indebtedness and the relevant Senior Indebtedness has delivered notice to the Company and the holder of the Notes of such default or event of default or (ii) any payment default exists on the Senior Indebtedness. No payment of principal of the Notes may be made, and no action may be taken to enforce the Notes, until the earlier of (i) 179 days after the date that the Company received written notice of such default or event of default or (ii) the date, if any, on which the Senior Indebtedness to which such default of event of default relates is discharged of such default or event of default as waived or otherwise cured (such period hereinafter referred to as the "Blockage Period". In any event, not more than one Blockage Period may be commenced during any period of 360 consecutive days and there will be at least 181 consecutive days in each period of 360 consecutive days when no Blockage Period is in effect.

                              No default or event of default that existed or was continuing on the date of any Blockage Period with respect to the Senior Indebedness initiating such Blockage Period will be, or can be made, the basis for the start of a subsequent blockage period unless such default has been cured for at least 90 consecutive days.

                              Any payments received by the holder of the Notes which are not permitted shall be held in trust and turned over to the holders of Senior Indebtedness. Upon any bankruptcy or insolvency proceeding, the holders of Senior Indebtedness shall be entitled to be paid irrevocably in full in cash before any distribution is made to the holder of the Notes and prior to such time any distribution received by the holder of the Notes, whether in cash, property or securities, shall be turned over to the holder of the Senior Indebtedness and the holders of Senior Indebtedness shall exercise all rights with respect to the Notes.

Security                      None.

Mandatory Redemption          None.

Optional Redemption           The Notes will be non-callable for two years
                              after issuance. Thereafter, the Notes may be redeemed at the option of the Company, in whole or in part, at par, plus accrued interest through the redemption date. The Notes will provide "make-whole" assurances in the event of redemption.

Change of Control             Upon any Change of Control, the Company will be
                              required to offer to purchase all of the outstanding Notes at 101% plus accrued interest through the redemption date.

Limitation on Incurrence
of Additional
Indebtedness                  The Company will not, and will not permit any of
                              its Subsidiaries to, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of any Indebtedness other than Permitted Indebtedness;
                              provided, however, that the Company shall be permitted to create, incur, assume, guarantee or otherwise become directly or indirectly liable for payment of any Indebtedness if, after giving pro forma effect thereto, the Fixed Charge
                              Coverage Ratio (as defined) for the prior four fiscal quarters is at least 1.4 to 1.0.

                              Permitted Indebtedness will include (i)
                              Indebtedness incurred by the Company under that certain credit agreement (the "Credit Agreement") dated as of _______________, 1996 among the Company, PNC Bank, Ohio National
                              Association, National City Bank and Bank One
                              Columbus N.A.; (ii) all obligations owed by the Company under or in connection with that certain senior subordinated unsecured bridge loan agreement with Merrill Lynch Capital Corporation and the related documents; (iii) Indebtedness owed by Company to any wholly-owned Subsidiary of the Company or Indebtedness owed by any Subsidiary to the Company or a wholly-owned Subsidiary; (iv) renewals, extensions, refinancings or refundings of any Indebtedness (such new Indebtedness being "Refinancing Indebtedness"); provided that such Refinancing Indebtedness (a) does not exceed the principal or accreted amount of, (b) ranks in order of payment to the Notes at least to the same extent and (c) if such Indebtedness so repaid, refinanced or refunded is junior to, or pari pass with, the Notes, does not shorten the average life or stated maturity thereof; and (v) Indebtedness not otherwise permitted to be incurred in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding.

                              Indebtedness means with respect to any Person on any date of determination (without duplication),
                              (i) the principal of and premium (if any ) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding (x) trade accounts payable arising in the ordinary course of business and (y) deferred purchase price obligations where payment is due within 6 months of delivery); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit and related hedging obligations securing obligations (other than obligations described in clauses (i) through (ii) above) entered into in the ordinary course of business of such person to the extent such letter of credit are not drawn upon or, if and to the extent drawn upon such drawing is reimbursed following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any redeemable stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons for the payment of which in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; (vii) all obligations of the type referred to in clauses (i) through (vi) above of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligations being deemed to be the lesser of (A) the value of such property or assets and (B) the amount of the obligation so secures; and (viii) to the extent not otherwise included in this definition, hedging obligations of such Person (other than hedging obligations excluded pursuant to clause (iv) above); provided, however, that Indebtedness of such Person on such date of determination shall exclude (A) in the case of any original issue discount security issued by such Person, the face amount less the unamortized portion of such security on such date; and (B) any Federal, state or local tax liability of such Person on such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation of any contingent obligations at such date.

                              Senior Indebtedness means (i) all obligations owed by the Company under or in connection with the certain Credit Agreement (the "Credit Agreement") dated as of _____________________,
                              1996 among the Company, PNC Bank, Ohio National Association, National City Bank and Bank One Columbus N.A. and the related Credit Documents, whether outstanding on the date of this Note or thereafter created, assumed or incurred and any refinancing, refunding or replacement thereof; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Agreement shall not constitute Senior Indebtedness to the extent that Indebtedness thereunder is by its terms expressly subordinate in right of payment to any other Indebtedness of the Company; (ii) all obligations owed by the Company under or in connection with that certain senior subordinated unsecured bridge loan agreement with Merrill Lynch Capital Corporation and the related documents; and (iii) the principal of, premium, if any, and accrued and unpaid interest on Indebtedness of the Company, contingent or otherwise, in respect of borrowed money, whether outstanding on the date of this Note or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes,
                              (ii) Indebtedness that is expressly subordinated or junior in rights of payment to any Indebtedness of the Company, (iii) any liability for federal, state, provincial, local or other taxes owned or owing by the Company, (iv) Indebtedness of or amounts owned by the Company for compensation to employees and for services
                              (v) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliates Subsidiaries, and (vi) amounts owing under leases (other than Capital Lease Obligations). All interest which would accrue after the filing of a petition by or against the Company under any federal, state or foreign bankruptcy or similar law, whether or not such interest is allowed as a claim after such filing any proceeding under such bankruptcy or similar law, shall constitute Senior Indebtedness.

                              Fixed Charge Coverage Ratio of any Person means for any period the ratio of (i) the sum of (A) the Company's earnings before interest expense and taxes plus (B) rent expense to (ii) the sum of (A) interest expense plus (B) rent expense.

Limitations on
Restricted payments           The Company will not directly or indirectly: (a)
                              declare or pay any dividend on, or make any distribution in respect of, its Capital Stock
                              (Capital Stock defined to include common or preferred stock, warrants, rights, options or any other equity interest or participation), (b) purchase, redeem or otherwise acquire or retire for consideration any shares of its Capital
                              Stock, (c) make any loan, advance or other investment, in any of its Subsidiaries or Affiliates (other than its wholly-owned
                              Subsidiaries or if otherwise a Permitted
                              Investment); (d) make, or permit any Subsidiary to make any payment, distribution, advances or other Restricted Payment (as defined herein); or
                              (e) purchase, redeem or otherwise acquire or retire for consideration, prior to a scheduled mandatory sinking fund payment date or maturity date, any Indebtedness of (i) the Company which ranks subordinated in right of payment to the Notes or (ii) any Subsidiary (each such declaration, distribution, purchase, redemption, acquisition, retirement, loan, advance or other investment being referred to as a "Restricted
                              Payment"); if, at the time of such action, or after giving effect to such Restricted Payment,
                              (i) an Event of Default or a Default shall have occurred and be continuing; (ii) the aggregate amount of all Restricted Payments declared or made beginning on the date of the Indenture shall exceed the sum of: (A) 50% of Consolidated
                              Net Income accrued on a cumulative basis from February 4, 1996 through the last fiscal quarter ending prior to the date of such proposed
                              Restricted Payments (or if Consolidated Net
                              Income shall be a deficit, minus 100% of such deficit) plus (B) the aggregate net cash received by the Company (other than from a Subsidiary) as capital contributions to the Company or from the issuance and sale of either capital stock, other than Redeemable Stock, or Indebtedness that is convertible into Capital
                              Stock, to the extent such Indebtedness is actually converted into Capital Stock; or (iii) the Company could not incur $1.00 of additional
                              Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant contained herein, after giving effect on a pro forma basis to such Restricted Payment.

                              Notwithstanding any of the foregoing
                              restrictions, such provisions will not prevent
                              (a) the payment of any dividend within 60 days after the date of the declaration, if at the date of declaration such payment would comply with such provisions; (b) any dividend on shares of Capital Stock payable solely in shares of Capital Stock (other than Redeemable Stock); and
                              (c) any dividend or other distribution payable from a Subsidiary to the Company or any wholly owned Subsidiary.

Limitation on Dividends
and Other Payment
Restrictions Affecting
Subsidiaries                  The Company will not, and will not permit any
                              Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any Subsidiary or (d) transfer any of its property or assets to the Company or any other Subsidiary, except for such encumbrances or restrictions (i) existing as of the date of the Indenture, (ii) pursuant to an agreement relating to any Indebtedness by such Subsidiary prior to the date on which such Subsidiary was acquired, (iii) pursuant to an agreement which has been entered into for the pending sale or disposition of all or substantially all of the Capital Stock or Assets of such Subsidiary (provided that such restriction terminate upon consummation of such disposition), (iv) pursuant to customary non-assignment provisions and leases entered into in the ordinary course of business or (v) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of
                              Indebtedness incurred pursuant to an agreement or arrangement referred to in clauses (i) or (ii) above; provided however that provisions related to such encumbrance or restriction contained in any such renewal, extension, refinancing or refunding are no more restrictive in any material respect than the provisions contained in the agreement it replaces.

Limitations on
Transactions with
Affiliates                    The Company will not, and will not permit any of
                              its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate unless (a) such Affiliate is (both before and after such transaction (i) a wholly-owned Subsidiary or (ii) another
                              Subsidiary the minority interests in which are not held by any Affiliate or (b) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party. With respect to a transaction or series of transactions involving aggregate payments in excess of $5,000,000, a committee of independent Directors of the Company shall approve by resolution certifying that such transaction or series of transactions comply with the clause (b) above.

Limitation on Asset
Sales The Company will not, and will not permit any Subsidiary to, directly or indirectly, make any Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value for the shares or assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of cash. Within six months of any Asset Sale, the Company may apply the Net Cash Proceeds from such Asset Sale to the permanent reduction of Senior Indebtedness or to an investment in properties and assets that replaces the properties and assets that were the subject of such Asset Sale. Any Net Cash Proceeds from the Asset Sale that are not invested as provided in the preceding sentence shall constitute Excess Proceeds. Notwithstanding a limitation on redemption of the Notes, when the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company shall offer to purchase from all holders of the Notes the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued interest, if any, to the date fixed for the closing of such offer. To the extent that the aggregate amount of Notes tendered pursuant to an offer is less than the Excess Proceeds, the Company may use such uncommitted funds, or a portion thereof, for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased on a pro rata basis in accordance with the principal amount of all Notes surrendered. Upon completion of such offer, the amount of Excess Proceeds shall be reset at zero.

                              Notwithstanding the foregoing, $ 25,000,000 of Net Cash Proceeds received from Asset Sales in any fiscal year shall not be subject to the restrictions contained in this covenant.

Reporting Requirements        The Company will furnish to each holder of Note
                              such financial reports as would be deliverable to the Securities Exchange Commission whether or not the Company is subject to the reporting requirements of Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934, as amended. In addition, Company will provide holders of the Notes with timely notice of the occurrence of an Event of Default together with a statement of the chief financial officer of the Company setting forth detail of such Event of Default.

Limitation on Mergers         The Company (i) may not consolidate with or
                              merge and Consolidations and into the Company or any Subsidiary; (ii) may not, directly Certain
                              Sales of Assets
                                    or indirectly, in one or a series of
                              transactions, transfer, convey, sell, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis; (iii) may not, and may not permit any Subsidiary to acquire capital stock of or other ownership interests in any other Person such that such other Person becomes a Subsidiary; and (iv) may not, and may not permit any Subsidiary to, (x) purchase, lease or otherwise acquire all or substantially all of the properties and assets of any Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person or
                              (y) make any Investment in a Person that, as a consequence of such Investment, becomes a Subsidiary of the Company, unless, in each case
                              (i), (ii), (iii) and (iv) above: (1) immediately before and after giving effect to such transaction (or series ) and treating andy
                              Indebtedness incurred by the Company or a Subsidiary as a result of such transaction (or series) as having been incurred by the Company or such Subsidiary at the time of the transaction (or series), no Event of Default or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default shall have occurred and be continuing; (2) in a transaction (or series) in which the Company does not survive or in which the Company transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its properties and assets, the successor entity is a corporation, partnership, limited liability company or trust and is organized and validly existing under the laws of the United
                              States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental agreement all the Company's obligations under the Notes; (3) immediately after giving effect to such transaction (or series), the Company or the successor entity would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction
                              (or series); or (4) in a transaction (or series) that does not constitute a Change of Control, Persons who beneficially own in the aggregate more than 50% of the total voting power of all classes of Voting Stock of the Company immediately prior to such transaction (or series) will, immediately after such transaction
                              (or series), beneficially own more than 50% of the voting power of all classes of Voting Stock of the Company or, in the case of a transaction
                              (or series) described in (2) above, of the successor entity.

Events of Default             Events of Default shall include: (1) default for
                              30 days in payment of any interest due on the Notes; (2) default in the payment of the principal of or premium, if any, on any Notes when due upon redemption or otherwise; (3) default for 60 days in the performance of any covenant or warranty in the Indenture after written notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes outstanding; (4) default by the Company or any Subsidiary in the payment of any payment of or interest made due (after giving effect to any applicable grace period) on Indebtedness exceeding $5,000,000 in the aggregate, which results in such Indebtedness being declared due and payable; (5) any final judgments or orders rendered against the Company or any Subsidiary for more than $5,000,000 and either (A) the commencement by any creditor of any enforcement proceeding upon any such judgment or order or (B) such judgment or order remains unstayed for 60 days; (6) certain events of bankruptcy, insolvency and reorganization of the Company or any Subsidiary; and (7) default in the performance or breach of the terms set forth under "Limitation on Mergers and Consolidations."

                              If an Event of Default other than certain events with respect to bankruptcy, insolvency and reorganization of the Company shall occur and be continuing, then the holders of 25% of the aggregate principal amount of the Notes outstanding may declare by written notice to the Company the principal amount of the Notes to be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued interest to the date the Notes become due and payable. After any such acceleration, but before a judgment decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration if Events of Default, (other than the nonpayment of the accelerated principal), have been cured away. If an Event of Default with respect to certain events of bankruptcy, insolvency and reorganization of the Company occurs and is continuing, then the principal of all the Notes shall automatically be immediately due and payable without any act on the part of any holder of Notes.

Amendments;
Modifications; Waivers        Provisions permitting the Company, with the
                              consent of at least 51% in aggregate outstanding principal amount of the Notes, to amend, modify or waive provisions of the Notes, except for the interest rate, maturity and redemption provisions of the Notes which will require the consent of the holders of 100% of the aggregate outstanding principal amount of the Notes.

Defeasance                    The Company may terminate its obligations under
                              the Notes (except for certain obligations with respect to transfer and exchange of Notes) through certain legal defeasance procedures.

Transfer The Notes will be transferable upon their surrender to the Company for appropriate exchange/reissuance and notations on the Company's registry of notes. Those transfers will be without expense (other than transfer taxes, if any).

Governing Law                 The Notes shall be governed by and construed in
                              accordance with, the laws of the State of New
                              York,

Indenture                     The Notes shall be issued pursuant to an
                              indenture. Seller shall be responsible for the costs and expenses of the Trustee thereunder.

Cooperation                   Upon the request of the holder of the Notes, the
                              Company agrees to use its reasonable best efforts to prepare all information reasonably requested by the holder in connection with a possible sale of the Notes and to take all other actions reasonably requested by the holder in connection with such possible sale.



                                                                     Exhibit B


                    MATTERS TO BE COVERED IN THE OPINION OF
                        COUNSEL OF MELVILLE CORPORATION


            (a) Each of Seller, the Company, Southdale, Mall of America, CW Kay-Bee, K&K Kay-Bee and Toy & Hobby is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of the Company, Southdale, Mall of America, CW Kay-Bee, K&K Kay-Bee and Toy & Hobby is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (b) The execution, delivery and performance by Seller of this Agreement are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

            (c) The execution, delivery and performance by Seller of this Agreement require no approval, consent, waiver, authorization or other action by or in respect of, or filing, registration or recording with, any governmental body, agency, or official, except for (i) satisfaction of the requirements of the HSR Act, which requirements have been satisfied, (ii) compliance with any applicable requirements of the Exchange Act and (iii) any such approval, consent, waiver, authorization or other action or filing, registration or recording as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (d) The execution, delivery and performance by Seller of this Agreement do not and will not (i) violate the Charter or bylaws of Seller, the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in paragraph (c) above, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) to the best knowledge of such counsel, require any approval, consent, waiver, authorization or other action by, or filing, registration or recording with, any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a modification of the terms or conditions of any right or obligation to which the Company or any Subsidiary is entitled under, any agreement or other instrument (other than any Facility Lease or Lease) binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) to the best knowledge of such counsel, result in the creation or imposition of any Lien on, or the forfeiture of, any asset of the Company or any Subsidiary, except, in the case of clauses (ii), (iii), and (iv), to the extent that any such violation, failure to obtain any such approval, consent, waiver, authorization or other action, default, right, modification, Lien or forfeiture would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (e) The authorized capital stock of the Company consists of 100 shares of Common Stock, of which 10 shares are issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. Seller is the record and beneficial owner of the Shares, to the best knowledge of such counsel, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares). To the best knowledge of such counsel, there are no other outstanding Company Securities and no outstanding obligations of the Company or any Subsidiary (including but not limited to pursuant to any Charter of bylaw provision of the Company or any Subsidiary) to issue, repurchase, redeem or otherwise acquire, or make any payment in respect of, any Company Securities.

            (f) All of the outstanding capital stock of each of Southdale, Mall of America, CW Kay-Bee, K&K Kay-Bee and Toy & Hobby is owned by the Company, directly or indirectly, to the best knowledge of such counsel, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

            (g) Except as disclosed in Schedule 3.12 of the Stock Purchase Agreement (as amended as of the Closing Date), there is no action, suit, investigation or proceeding pending against, or to the best knowledge of such counsel threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official.

            (h) To the best knowledge of such counsel, neither the Company nor any Subsidiary is in violation of, or has since January 1, 1995 violated, any applicable law, rule, regulation, judgement, injunction, order or decree, except for such violations as have not had and will not have individually or in the aggregate a Material Adverse Effect on the Company.

            Counsel may rely on corporate records, certificates of public officials and corporate officers and opinions of local counsel for purposes of rendering an opinion.

            To the extent the opinion involves matters governed by the laws of jurisdictions other than the State of New York and the Federal law of the United States of America, counsel may assume that the laws of such jurisdictions are the same in substantive effect as the laws of the State of New York.



                                                                     Exhibit C


                    MATTERS TO BE COVERED IN THE OPINION OF
                  COUNSEL OF CONSOLIDATED STORES CORPORATION


            (a) Each of Buyer and CSC Ohio is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

            (b) The execution, delivery and performance by Buyer of this Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. The execution, delivery and performance by CSC Ohio of the Note are within the corporate powers of CSC Ohio and have been duly authorized by all necessary corporate action on the part of CSC Ohio. The Note, when issued and delivered at the Closing in accordance with the terms of the Stock Purchase Agreement, will constitute a valid and binding obligation of CSC Ohio enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

            (c) The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by CSC Ohio of the Note require no approval, consent, waiver, authorization or other action by or in respect of, or filing, registration or recording with, any governmental body, agency or official except for (i) satisfaction of the requirements of the HSR Act, which requirements have been satisfied, (ii) compliance with any applicable requirements of the Exchange Act and (iii) any such approval, consent, waiver, authorization or other action or filing, registration or recording as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or CSC Ohio, as the case may be.

            (d) The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by CSC Ohio of the Note do not and will not (i) violate the Charter or bylaws of Buyer or CSC Ohio or
(ii) assuming compliance with the matters referred to in paragraph (c) above, violate any applicable law, rule, regulation, judgment, injunction, order or decree.

            (e) There is no action, suit, investigation or proceeding pending against, or to the best knowledge of such counsel threatened against or affecting, Buyer or any of Buyer's Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect on Buyer or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and which has a substantial likelihood of success on the merits.

            Counsel may rely on corporate records, certificates of public officials and corporate officers and opinions of local counsel for purposes of rendering an opinion.

            To the extent the opinion involves matters governed by the laws of jurisdictions other than the State of Ohio and the Federal laws of the United States of America, counsel may assume that the laws of such jurisdictions are the same in substantive effect as the laws of the State of Ohio.